As filed with the Securities and Exchange Commission on April 5, 2024.

Registration No. 333-275224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Allarity Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-2147982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24 School Street, 2nd Floor
Boston, MA 02108
Telephone: (401) 426-4664
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. Jensen

Chief Executive Officer
c/o Allarity Therapeutics, Inc.
24 School Street, 2nd Floor
Boston, MA 02108
Telephone: (401) 426-4664

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Haddad

Arif Soto
Venable LLP
151 W. 42nd Street, Floor 49
New York, NY 10036
(212) 307-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until this Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion	Dated April 5, 2024

Up to 26,569,246 Shares of Common Stock

Up to 26,569,246 Series A Common Warrants to purchase up to26,569,246 Shares of Common Stock

Up to 26,569,246 Series B Common Warrants to purchase up to 26,569,246 Shares of Common Stock

Up to 26,569,246 Pre-Funded Warrants to purchase up to 26,569,246 Shares of Common Stock

Up to 53,138,492 Shares of Common Stock Issuable Upon Exercise of Series A and Series B Common Warrants

Up to 26,569,246 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

We are offering on a “reasonable best efforts” basis up to $8 million of shares of our common stock, $0.0001 par value per share (“Common Stock” or “common stock”), Series A common stock purchase warrants (“Series A Common Warrants”) and Series B common stock purchase warrants (“Series B Common Warrants” and together with the Series A Common Stock Warrants, the “common warrants”), at an assumed combined public offering price of $0.3011 (equal to the last sale price of shares of our Common Stock as reported by the Nasdaq Capital Market (“Nasdaq”) on March 28, 2024). Each common warrant is exercisable for one share of Common Stock, is assumed to have an assumed exercise price of $0.3011 per share (100% of the assumed public offering price per share and accompanying common warrants). The Series A Common Warrants will be exercisable upon issuance and will expire 5 years from the date of issuance. The Series B Common Warrants will be exercisable upon issuance and will expire in 2 years from the date of issuance. The shares of our Common Stock and common warrants are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of shares of our Common Stock in this offering would otherwise result in any such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of shares of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants in lieu of shares of our Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock. The purchase price for each pre-funded warrant and common warrants will equal the combined public offering price for the shares of our Common Stock and accompanying common warrants in this offering less the $0.001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering. For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

For purposes of clarity, each share of Common Stock or pre-funded warrant to purchase one share of Common Stock is being sold together with one Series A Common Warrant to purchase one share of Common Stock and one Series B Common Warrant to purchase one share of Common Stock. The shares of Common Stock or pre-funded warrant to purchase one share of Common Stock, together with one Series A Common Warrant and one Series B Common Warrant is being offered on a best-efforts basis as described in this prospectus for a maximum aggregate offering amount of $4.2 million. This prospectus also relates to the offering of the shares of our Common Stock issuable upon the exercise of such pre-funded warrants and common warrants sold in this offering.

The Nasdaq Listing Qualifications staff is seeking delisting of our shares of Common Stock, subject to an extension granted to us until April 24, 2024 to regain compliance under the applicable Nasdaq listing rules. Our shares of Common Stock are listed on Nasdaq under the symbol “ALLR.” On March 28, 2024, the last reported sale price of our Common Stock on Nasdaq was $0.3011 per share. There is no established trading market for the pre-funded warrants or common warrants and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or common warrants on Nasdaq, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants may be limited. Except as otherwise indicated herein, all information in this prospectus, including the number of shares of Common Stock that will be outstanding after this offering, gives effect to the 1-for-35 reverse stock split effected on March 24, 2023; the 1-for-40 reverse stock split effected on June 28, 2023; and the 1-for-20 reverse stock split was effected on April 4, 2024 (collectively, the “Share Consolidations”).

We have retained            to act as our sole placement agent in connection with the securities offered by this prospectus. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. We may not sell all of the securities in this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below. The actual combined public offering price of the shares of Common Stock and common warrants, and pre-funded warrants and common warrants we are offering, and the exercise price of the common warrants that we are offering, will be negotiated between us, the placement agent and the investors in the offering based on a to be negotiated discount to the trading price of our shares of Common Stock prior to the offering.

As of March 28, 2024, 3i, LP (“3i”), the sole holder of our Series A Preferred Stock and holder of a warrant to purchase 629,423 shares of Common Stock at $7.00 per share, subject to adjustment upon closing of this offering, may participate in this offering on the same terms and conditions as other purchasers, and we intend to use the proceeds from the sale of securities to 3i (the “3i Proceeds”), if any, to repurchase a portion of the shares of Series A Preferred Stock owned by 3i.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. This offering will terminate not later than                           , 2024, subject to our right to terminate earlier. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by the Company. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We are an “emerging growth company” and a “smaller reporting company” under applicable U.S. Securities and Exchange Commission (the “SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See the discussions in the section titled “Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See section titled “Risk Factors” beginning on page 7.

	Per Share of Common Stock, Series A Common Warrant and Series B Common Warrant	Per Pre-Funded Warrant, Series A Common Warrant and Series B Common Warrant	Total Offering
Public offering price	$	$	$
Placement Agent Fees(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	We have agreed to pay the placement agent a cash fee equal to 7.00% of the gross proceeds that are sold in the offering and to reimburse the placement agent for certain expenses. See section titled “Plan of Distribution” for additional information.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the common warrants or pre-funded warrants.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of our Common Stock and pre-funded warrants, together with accompanying common warrants, to certain of the investors will be made on           , 2024, subject to customary closing conditions.

Sole Placement Agent

[                     ]

The date of this prospectus is         , 2024.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our shares of common stock.

Neither we nor the placement agent has authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

When used herein, unless the context requires otherwise, references to the “Company,” “Allarity,” “we,” “our” and “us” refer to Allarity Therapeutics, Inc., a Delaware corporation.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements provide current expectations or forecasts of future events. Forward-looking statements include statements about Allarity’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

●	our ability to continue as a going concern as addressed in the independent registered public accounting firm’s report on our audited financial statements for the year ended December 31, 2023;

●	our ability to secure immediate substantial funding for our operations, working capital and to pursue our clinical trials. If we are unable to raise capital when needed or on favorable terms, we could be forced to delay, reduce or terminate our operations, product development, other operations or commercialization efforts;

●	the number of shares of Common Stock that may be sold under this prospectus, other current prospectus relating to resale registration statement filed with the SEC, and pursuant to Rule 144 of the Securities Act of 1933, as amended, is significant in relation to the number of our outstanding shares of Common Stock. If such shares of Common Stock are sold in the market all at once or at about the same time, it could depress the market price of our shares of Common Stock and would also affect our ability to raise equity capital;

●	our ability to meet Nasdaq continued listing standards. The listing of our shares of common stock on Nasdaq is contingent on our compliance with Nasdaq’s conditions for continued listing. We have a history of non-compliance and currently are not in compliance with the continued listing requirements. Pursuant to a Nasdaq letter dated July 14, 2023, the Company is subject to a panel monitor for a period of one year, which includes continued compliance with the stockholders’ equity requirement and other continued listing requirements. Failure to meet the stockholders’ equity requirement of $2,500,000 will result in immediate delisting, subject to the Company’s right to appeal. On October 27, 2023, we received notification from the Nasdaq Listing Qualifications staff that it intends to delist our shares of Common Stock because the bid price of our shares of Common Stock has closed at less than $1.00 per share over the previous 30 consecutive business days. On November 16, 2023, we received an additional notification indicating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2023, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5810(c)(3) which serves as an additional basis for delisting. On February 1, 2024, we attended a de-listing appeal hearing with Nasdaq, and on March 12, 2024, Nasdaq granted us with a formal extension until April 24, 2024 to regain compliance under Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1) or any of the alternative requirements in Listing Rule 5550(b). During this extension period, the Company’s shares of Common Stock will continue to be listed on Nasdaq. In the event our shares of common stock are no longer listed for trading on Nasdaq, our trading volume and share price may decrease, and you may have a difficult time selling your shares of common stock. In addition, we may experience difficulties in raising capital which would materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees;

●	our ability to maintain effective internal control over financial reporting, disclosures and procedures. If we do not maintain effective internal controls, our ability to record, process and report financial information timely and accurately could be adversely affected and could result in a material misstatement in our financial statements, which could subject us to litigation or investigations, require management resources, increase our expenses, negatively affect investor confidence in our financial statements and adversely impact the trading price of shares of our Common Stock;

●

the impact of adjustments to our outstanding warrants because of future dilutive financings resulting in the decrease of exercise price and increase the number of shares of Common Stock issuable under outstanding warrants, adjustment and exercise of such warrants would result in the material dilution of the percentage ownership of our stockholders and increase the number of shares of Common Stock in the public markets. The perception that such sales could occur could cause our stock price to fall;

●	on January 26, 2024, we received a termination notice from Novartis Pharma AG (“Novartis”) due to a material breach of that certain license agreement dated April 6, 2018, as amended to date (the “License Agreement”). Accordingly, under the terms of the License Agreement (i) we shall cease all development and commercialization activities with respect to all licensed products; (ii) all rights and licenses granted by Novartis to us shall revert to Novartis; and all liabilities due to Novartis became immediately due and payable in the amount of USD $4,900,000 plus interest;

●	the initiation, cost, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

●	our plans to develop and commercialize our drug candidates;

●	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our ability to obtain regulatory approval of our current and future drug candidates;

●	our expectations regarding the potential market size and the rate and degree of market acceptance of such drug candidates;

●	our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;

●	our ability to secure sufficient funding and alternative sources of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;

●	our ability to enroll patients in our clinical trials, or our clinical development activities;

●	our ability to retain key employees, consultants and advisors;

●	our ability to retain reliable third parties to perform work associated with our drug discovery and preclinical activities and to conduct our preclinical studies and clinical trials in a satisfactory manner;

●	our ability to secure reliable third party manufacturers to produce clinical and commercial supplies of API for our therapeutic candidates;

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our therapeutic candidates and technology;

●	our anticipated strategies and our ability to manage our business operations effectively;

●	the impact of governmental laws and regulations;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors; and

●	our ability to maintain our licensed intellectual property rights to develop, use and market our therapeutic candidates.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. We do not assume any obligation to update any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our therapeutic candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Current Reports on Form 8-K, and any other reports that we file after the date of this prospectus.

Overview

Allarity is a clinical-stage, precision medicine pharmaceutical company actively advancing in-licensed oncology therapeutics for patients with difficult-to-treat cancers leveraging Allarity’s core technology, the Drug Response Predictor (DRP®) platform, to identify the patients most likely to derive clinical benefit from any individual therapeutic. In Q4 2023, Allarity made significant changes to its business to align with current financial realities and to streamline the Allarity pipeline in order to focus resources on the clinical asset with the highest likelihood to create near and mid-term value, stenoparib. Other assets in the portfolio, namely dovitinib and Ixempra, have been terminated or deprioritized, respectively. Outlicensed assets, namely 2X-111, LiPlaCis and Irofulven, are being developed exclusively by partners in a variety of indications at the partner’s discretion with support from Allarity limited to the DRP® technology for each asset. Our DRP® technology has been broadly validated across an extensive array of therapies and tumor types with a high degree of accuracy for matching the right patient to the right drug. By identifying those patients who will and who will not respond to a cancer therapeutic, the DRP® companion diagnostics platform has the potential to transform cancer therapeutic development by isolating and enrolling only those patients most likely to receive benefit. As a consequence, clinical trials can be smaller and more efficient and can provide profound clinical outcomes, enabling an enhanced probability of clinical and regulatory success. Stenoparib (formerly known as E7449 or 2X-121) is a novel dual inhibitor of poly-ADP-ribose polymerase (PARP) as well as Tankyrases, enzymes critically important in the WNT pathway. Stenoparib is currently being explored in a phase 2 clinical study in patients with advanced, recurrent ovarian cancer who have been pre-selected for enrollment using the stenoparib DRP®. As per the press release from December 5, 2023, emerging clinical data from this trial in heavily pre-treated, advanced ovarian cancer patients show promising clinical benefit across all evaluable patients and include a patient with complete response (i.e., absence of active disease).

In 2023, Allarity seated two new independent directors to its board – Laura Benjamin, Ph.D., and Joseph W. Vazzano. Along with the Chairman of the board, Jerry W. McLaughlin, Dr. Benjamin and Mr. Vazzano made the decision to replace the CEO, Mr. James G. Cullen, with Thomas H. Jensen. Mr. Jensen serves as Chief Executive Officer and is a co-founder of Allarity. He has extensive experience not only with the DRP® platform but also with capital fund raising. Mr. Jensen is currently in the process of streamlining the organization and its finances to fuel the focused development of stenoparib in ovarian cancer.

Our Corporate Approach to Developing Novel Cancer Therapeutics using the DRP® Platform

Our focused approach to address major unmet needs in oncology leverages our management’s expertise in cancer drug discovery and development and in deploying Allarity’s proprietary DRP® platform to identify patients whose tumors have a particular gene expression signature that reflects high likelihood of drug sensitivity. As a result, we have created substantial intellectual property around the composition of matter for our in-licensed clinical assets. The foundations of our approach include:

●	The pursuit of clinical-stage assets: We strive to identify and pursue novel oncology therapeutic candidates that have advanced beyond Phase 1 clinical trials and are preferably Phase 2 to Phase 3 clinical stage assets. Accordingly, the assets we have acquired, and intend to acquire, have undergone prior clinical trials by other pharmaceutical companies. The clinical data from these programs helps us evaluate whether these candidates have shown anti-cancer activity that would support additional clinical trials in patients selected for clinical study using our DRP® platform. We have largely focused our acquisition/ in-licensing efforts on therapeutic candidates that have been the subject of prior clinical trials conducted by large pharmaceutical companies in unselected patient populations. Further we intend to select therapeutic candidates for which development can be enhanced using our drug-specific DRP® technology to advance in parallel with the therapeutic candidate in further clinical trials as a companion diagnostic.

●	Our proprietary DRP® companion diagnostics: We believe our proprietary and patented DRP® platform provides us with a substantial competitive advantage for clinical and regulatory success for each of the therapeutic candidates in our pipeline. Our DRP® companion diagnostic platform is a proprietary, predictive biomarker technology that employs complex systems biology and bio-analytics with a proprietary clinical relevance filter to bridge the gap between in vitro cancer cell responsiveness to a given therapeutic candidate and in vivo likelihood of actual patient benefit from that therapeutic candidate. The DRP® companion diagnostic platform has been validated using retrospective observational studies in 35 clinical trials that were conducted or sponsored by other companies. We intend to develop and validate a drug-specific DRP® biomarker for each and every therapeutic candidate in our portfolio that can be used as a companion diagnostic to select and treat patients most likely to respond to that therapeutic candidate. Although we are in the early stages of our companion diagnostic development and have not yet received a Pre-Marketing Authorization (PMA) from the U.S. Food and Drug Administration (FDA), our DRP® technology has been peer-reviewed by numerous publications and we have patented our DRP® platform for more than 70 anti-cancer drugs. While retrospective analyses of prior clinical trials guide the clinical development of our companion diagnostics, prospective clinical trials are typically required in order to receive a PMA from the FDA.

●	A precision oncology approach driven by our DRP® platform: Our focused strategy is to advance our pipeline of therapeutic candidates, in parallel with DRP® companion diagnostics, to bring these therapeutic candidates, once approved, to market and to patients. Our DRP® companion diagnostic platform provides a gene expression signature that we believe reveals whether a specific tumor in a specific patient is likely to respond to one of our therapeutic candidates and therefore can be used to identify those patients who are most likely to respond to a particular therapeutic treatment in order to guide therapy decisions and lead to better treatment outcomes. We believe our DRP® companion diagnostic platform may be used both to identify a susceptible patient population for inclusion in clinical trials during the drug development process (and to exclude the non-susceptible patient population), and further to select the optimal anti-cancer drug for individual patients in the treatment setting once an anti-cancer drug is approved and marketed. By including only patients that have tumors that we believe may respond to our therapeutic candidate, we believe our proprietary DRP® companion diagnostics platform has the potential to improve the overall clinical benefit in our clinical trials and thereby improving our chances for regulatory approval to market our therapeutic candidate, while potentially reducing the time, cost, and risk of clinical development.

While we have not yet successfully received regulatory or marketing approval for any of our therapeutic candidates or companion diagnostics, and while we believe that our approach has the potential to reduce the cost and time of drug development through the identification and selection of patient populations more likely to respond to therapy, our strategy involves risks and uncertainties that differ from other biotechnology companies that focus solely on new therapeutic candidates that do not have a history of clinical development. By utilizing our DRP® platform to generate a drug-specific companion diagnostic for each of our therapeutic candidates, we believe our therapeutic candidates have the potential to advance the goal of personalized medicine by selecting only the patients most likely to benefit from each of our therapeutic candidates. Moreover, this pre-selection excludes patients who are unlikely to get benefit from a specific therapy, allowing those patients to find more effective therapeutic options. As used in this prospectus statements regarding the use of our proprietary DRP® companion diagnostics or our proprietary DRP® platform or our observations that a therapeutic candidate may have anti-cancer or anti-tumor activity or is observed to be well tolerated in a patient population should not be construed to mean that we have resolved all issues of safety and/or efficacy for any of our therapeutic candidates or DRP® companion diagnostic. Issues of safety and efficacy for any therapeutic candidate or companion diagnostic may only be determined by the FDA or other applicable regulatory authorities in jurisdictions outside the United States.

Our Lead Clinical Asset, Stenoparib

Stenoparib is a novel inhibitor of the key DNA damage repair enzyme PARP. Distinct from other PARP inhibitors, stenoparib also inhibits Tankyrases, enzymes critically important in the WNT pathway- a pathway commonly activated in many different cancers that drives cancer cell survival and proliferation as well as invasion and metastasis. Stenoparib was formerly developed by Eisai, Inc. (Eisai) through Phase 1 clinical trials. We have in-licensed the intellectual property rights to develop, use and market stenoparib. Consequently, we must perform all of the obligations under these license agreements, including the payment to Esai of substantial development milestones and royalties on future sales in the event we receive marketing approval for stenoparib. If we fail to perform our obligations under our license agreement, we may lose the intellectual property rights to this therapeutic candidate, which would have a material adverse effect on our business. We are currently advancing a Phase 2 clinical trial of this therapeutic candidate for the treatment of ovarian cancer at trial sites in the U.S. and Europe together using the stenoparib-specific DRP® companion diagnostic for which the FDA has previously approved an Investigational Device Exemption (IDE) application to prospectively enroll patients onto clinical trial.

Corporate Information

Our former parent, Allarity Therapeutics A/S, was founded in Denmark in 2004 by our chief scientific officer, Steen Knudsen, Ph.D., and our Chief Executive Officer, Thomas H. Jensen, both of whom were formerly academic researchers at the Technical University of Denmark working to advance novel bioinformatic and diagnostic approaches to improving cancer patient response to therapeutics. On May 20, 2021, we entered a Plan of Reorganization and Asset Purchase Agreement (the “Recapitalization Share Exchange”), between us, Allarity Acquisition Subsidiary, our wholly owned Delaware subsidiary (“Acquisition Sub”), and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark. Pursuant to the terms of the Recapitalization Share Exchange, our Acquisition Sub acquired substantially all of the assets and liabilities of Allarity Therapeutics A/S in exchange for shares of our common stock on December 20, 2021, and shares of our common stock began trading on the Nasdaq Global Market on that same day.

Our principal executive offices are located at 24 School Street, 2nd Floor, Boston, MA 02108, and our telephone number is (401) 426-4664. Our corporate website address is www.allarity.com. Information contained on or accessible through our website is not a part of this report, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Allarity and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Common Stock offered by us	Up to 26,569,246 shares based on an assumed combined public offering price of $0.3011, which is equal to the last sale price of our shares of Common Stock as reported by Nasdaq on March 28, 2024.

Common Warrants offered by us	Up to 26,569,246 Series A Common Warrants to purchase up to 26,569,246 shares of our Common Stock, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an assumed exercise price of $0.3011 per share of Common Stock. Up to 26,569,246 Series B Common Warrants to purchase up to 26,569,246 shares of our Common Stock, which will be exercisable during the period commencing on the date of their issuance and ending two years from such date at an assumed exercise price of $0.3011 per share of Common Stock. The Series A Common Warrants and Series B Common Warrants (the “common warrants”) will be sold together with the shares of our shares of Common Stock but issued separately from the Common Stock and may be transferred separately immediately thereafter.

Pre-Funded Warrants offered by us	We are also offering to certain purchasers whose purchase of shares of our Common Stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants (together with the common warrants, the “Warrants”) in lieu of shares of our Common Stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. Each pre-funded warrant will be exercisable for one share of Common Stock. The purchase price of each pre-funded warrant and the accompanying common warrants will equal the price at which the shares of our Common Stock and the accompanying common warrants are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until exercised in full. For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. Because we will issue one Series A Common Warrant and one Series B Common Warrant for each share of Common Stock and for each pre-funded warrant to purchase one share of Common Stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and pre-funded warrants sold.

Public Offering Price	$0.3011 per share of Common Stock and accompanying common warrants or $0.3001 per pre-funded warrant and accompanying common warrants, as applicable.

Best Efforts	We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 59 of this prospectus.

Shares of Common Stock to be Outstanding Immediately After this Offering (1)	Up to 26,569,246 shares of Common Stock (assuming the sale of the maximum number of shares of Common Stock in this offering, at the assumed combined public offering price of $0.3011, the closing sale price of our shares of Common Stock on Nasdaq on March 28, 2024, and no sale of any pre-funded warrants but excluding the number of shares of Common Stock issuable upon exercise of common warrants sold in this offering).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $8 million (assuming the sale of all securities offered hereby at the combined public offering price of $0.3011, based on the closing sale price of our shares of Common Stock on Nasdaq on March 28, 2024, and assuming no sale of any pre-funded warrants and no exercise of the common warrants issued in connection with this offering) after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering towards potential payments under license agreements, continuation of our stenoparib clinical trials, payment of outstanding account payables and accrued liabilities, and working capital and general corporate purposes. The amount of net proceeds and payments therefrom will depend on the actual amount of the proceeds we will receive from the offering and will be subject to the discretion of and timing by the Board of Directors. In addition, 3i, the sole holder of our Series A Preferred Stock and holder of our warrants to purchase 629,423 shares of Common Stock as of April 4, 2024, may participate in this offering on the same terms and conditions as other purchasers, and we intend to use the 3i Proceeds, if any, to repurchase a portion of the outstanding shares of Series A Preferred Stock owned by 3i. See section titled "Use of Proceeds" on page 22 of this prospectus.

Risk Factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference for a discussion of factors that you should consider before investing in our securities.

Trading Symbol	Our shares of Common Stock are listed on Nasdaq under the symbol “ALLR.” There is no established public trading market for the common warrants and pre-funded warrants to be sold in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on Nasdaq, any other national securities exchange or any other trading system.

Transfer Agent	The transfer agent and registrar for our shares of Common Stock is Computershare Trust Company, N.A.

(1)	The number of shares of common stock that will be outstanding after this offering as shown above is based on 471,174 shares of common stock outstanding as of March 28, 2024, and excludes as of that date, the following:

(1)	The number of shares of common stock that will be outstanding after this offering as shown above is based on 471,174 shares of common stock outstanding as of March 28, 2024, and excludes as of that date, the following:

	●	13 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with a weighted-average exercise price of $103,615.00 per share;

	●	70 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan (the “2021 Plan”);

	●	629,423 shares of common stock issuable upon exercise of a warrant to purchase shares of our common stock at an exercise price of $7.00 per share (the “Exchange Warrant”), issued to 3i, subject to adjustment based on the public offering price in this offering;

	●	12,778 shares of common stock issuable upon the exercise of common stock warrants issued by us in a public offering that closed on April 21, 2023 (the “April Offering”) and July 10, 2023 (the “July Offering”) at an exercise price of $20.00 per share;

	●	Up to 243,889 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at an exercise price of $20.00 per share (the “Inducement Warrants”) issued by us to certain investors (the “September Investors”) in a private placement of the Inducement Warrants, which closed on September 15, 2023, pursuant to warrant exercise inducement letters dated September 14, 2023 (the “Inducement Letter”);

	●	Up to 187,404 shares of common stock issuable to 3i upon conversion of 1,215 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”) based upon the then conversion price of $7.00 and stated value of $1,080, subject to adjustment.

	●	Up to 197,731 shares of common stock issuable to 3i upon conversion of $1,540,000 in convertible debt based upon a conversion price of $7.00 - $8.95.

Unless otherwise indicated, all information in this prospectus assumes:

●	No exercise of the outstanding options, warrants, or conversion of outstanding shares of Series A Preferred Stock described above.

●	No exercise of the common warrants or pre-funded warrants sold in this offering.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary historical financial information of Allarity set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto incorporated by reference in this prospectus.

The summary consolidated balance sheet data as of December 31, 2022 and 2023, and summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2022 and 2023, are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future. Share and per share calculations give effect to the Share Consolidations.

	As of December 31,
In thousands, except share data	2022	2023
Consolidated Balance Sheet Data:
Total assets	$14,544	$11,862
Total liabilities	12,654	14,613
Total mezzanine equity	2,003	—
Total stockholders’ deficit	$(113)	$(2,751)

	Year Ended December 31,
	2022	2023
Consolidated Statements of Operations and Comprehensive Loss Data
Revenue	$—	$—

Operating expenses
Research and development	6,930	7,103
Impairment of intangible assets	17,571	—
General and administrative	9,962	10,026
Total operating expenses	34,463	17,129
Loss from operations	(34,463)	(17,129)

Other income (expenses)
Income from sale of IP	1,780	—
Interest income	30	22
Interest expense	(223)	(498)
Loss on investment	(115)	—
Foreign exchange (losses) gains	(913)	133
Fair value of inducement warrants	—	4,189
Loss on modification of warrants	—	(591)
Change in fair value adjustment of warrant derivative liabilities	17,125	10,434
Penalty on Series A Preferred stock liability	(800)	—
Net other income, net	16,884	5,311
Net loss before tax recovery	(17,579)	(11,818)
Deferred income tax benefit (expense)	1,521	(83)
Net loss	(16,058)	(11,901)
Deemed dividend on Series A Preferred stock	—	(8,392)
Deemed dividend on Series C Preferred stock	(1,572)	(123)
Cash payable on converted Series A Convertible Preferred stock	(3,421)	—
Net loss attributable to common stockholders	$(21,051)	$(20,416)

Basis and diluted net loss per share applicable to common stockholders	$(61,869.17)	$(205.11)
Basic and diluted weighted average number of common stock outstanding	340	99,537

Other comprehensive loss, net of tax:
Net loss	$(16,058)	$(11,901)
Change in cumulative translation adjustment	(121)	310
Total comprehensive loss attributable to common stockholders	$(16,179)	$(11,591)

RISK FACTORS

An investment in our securities is subject to a number of risks, including risks related to this offering, our business and industry, as well as risks related to our shares of Common Stock. You should carefully consider all of the information in this prospectus and the documents incorporated by reference into this prospectus, including our financial statements and related notes, before making an investment in our securities. The occurrence of any of the adverse developments described in the following risk factors and risk factors incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our shares of Common Stock could decline, and you may lose all or part of your investment. In addition, please read the information in the section entitled “Risk Factors” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference, for a more thorough description of these and other risks.

Risks Related to Owning our Securities and this Offering

If we fail to satisfy Nasdaq continued listing requirements and do not regain compliance, our shares of Common Stock will be delisted.

If we fail to meet any other Nasdaq listing requirements and do not regain compliance, we may be subject to delisting by Nasdaq. In the event our shares of Common Stock are no longer listed for trading on Nasdaq, our trading volume and share price may decrease and you may have a difficult time selling your shares of Common Stock. In addition, we may experience difficulties in raising capital which could materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers, and employees. Finally, delisting could make it harder for you and the Company to sell the securities and hard for us to raise capital.

We may not apply the 3i Proceeds in a manner that will increase the value of your investment.

We intend to use the 3i Proceeds received in this offering to repurchase a portion of the shares of Series A Preferred Stock owned by 3i. The use of the 3i Proceeds to purchase a portion of their shares of Series A Preferred Stock instead of using such proceeds for working capital or otherwise in furtherance of the Company’s business objectives may not increase the value of your investment.

There is no public market for the pre-funded warrants and common warrants to purchase Common Stock in this offering.

There is no established public trading market for the pre-funded warrants and common warrants that are being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants and common warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the pre-funded warrants and common warrants will be limited.

The holders of the pre-funded warrants and common warrants will have no rights as common stockholders until such holders exercise their pre-funded warrants or common warrants and acquire shares of our shares of Common Stock.

Except by virtue of such holder’s ownership of shares of our Common Stock, the holder of a pre-funded warrant and common warrants will not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until such holder exercises the pre-funded warrant and common warrants. Upon exercise of the pre-funded warrant or common warrants, the holders will be entitled to exercise the rights of a stockholder of shares of Common Stock only as to matters for which the record date occurs after the exercise date.

Because the public offering price of our securities will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding shares of Common Stock following this offering, new investors will experience immediate and substantial dilution.

The assumed combined public offering price of the shares of our Common Stock and pre-funded warrants are substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, assuming the sale of all shares of Common Stock offered hereby and no sale of any pre-funded warrants in this offering, you will suffer immediate and substantial dilution of $0.52 in the pro forma as adjusted net tangible book value per share of Common Stock as of December 31, 2023, based on the assumed combined public offering price of $0.3011, which is the last reported sale price of our shares of Common Stock on Nasdaq on March 28, 2024. Therefore, if you purchase shares of our Common Stock and pre-funded warrants in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

We have granted certain rights to certain holders of our securities which limits our ability to raise funds from the sale of our securities. Upon the closing of this offering, the exercise price of the Exchange Warrant will be subject to adjustment based on the public price of this offering.

Holders of our shares of Series A Preferred Stock, Existing Warrants, Inducement Warrants and Exchange Warrant have certain rights that limit our ability to raise funds from the sale of our securities. Under the Exchange Agreement, subject to certain exceptions, we agreed that so long as any holder of Series A Preferred Stock beneficially owns any shares of Series A Preferred Stock, the Company will not, without the prior written consent of certain holders of Series A Preferred Stock, issue any Series A Preferred Stock. The Company also agreed that neither the Company nor any of its subsidiaries would issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” except for the April Offering (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during certain restricted period or at any time thereafter). Therefore, so long as there are any shares of Series A Preferred Stock outstanding, we must receive the consent of the required holder of the Series A Preferred Stock prior to undertaking any offering.

Furthermore, under the terms of the Exchange Warrant, if we sell securities below the exercise price of the respective warrant, then the exercise price of the Exchange Warrant is subject to an adjustment based on the purchase price of the securities. The exercise of such securities based on the downward adjusted exercise price or conversion price will result in issuance of additional securities and additional dilution to our stockholders.

We received a request for documents from the SEC in the investigation known as “In the Matter of Allarity Therapeutics, Inc.,” and, separately, a letter from Nasdaq, regarding the same matter, the consequences of which are unknown.

In January 2023, we received a request to produce documents from the SEC that stated that the staff of the SEC is conducting an investigation known as “In the Matter of Allarity Therapeutics, Inc.” to determine if violations of the federal securities laws have occurred. The documents requested appear to focus on submissions, communications and meetings with the FDA regarding our NDA for Dovitinib or Dovitinib-DRP. The SEC letter also stated that investigation is a fact-finding inquiry and does not mean that the SEC has concluded that the Company or anyone else has violated the laws. As a result of the disclosure of the SEC request, the Nasdaq staff has requested us to provide them with the information requested by the SEC. We are providing the information requested by the SEC and Nasdaq staff.

We do not know when the SEC’s or Nasdaq’s investigation will be concluded or what action, if any, might be taken in the future by the SEC, Nasdaq or their staff as a result of the matters that are the subject to its investigation or what impact, if any, the cost of continuing to respond to inquiries might have on our financial position or results of operations. We have not established any provision for losses in respect of this matter. In addition, complying with any such future requests by the SEC or Nasdaq for documents or testimony would distract the time and attention of our officers and directors or divert our resources away from ongoing business matters. This investigation may result in significant legal expenses, the diversion of management’s attention from our business, could cause damage to our business and reputation, and could subject us to a wide range of remedies, including enforcement actions by the SEC or delisting proceedings by Nasdaq. There can be no assurance that any final resolution of this or any similar matters will not have a material adverse effect on our financial condition or results of operations.

If our business developments and achievements do not meet the expectations of investors or securities analysts or for other reasons the expected benefits do not occur, the market price of shares of our Common Stock traded on Nasdaq may decline.

If our business developments and achievements do not meet the expectations of investors or securities analysts, the market price of shares of our Common Stock traded on Nasdaq may decline. The trading price of shares of our Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a negative impact on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	adverse regulatory decisions;

●	any delay in our regulatory filings for our therapeutic candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation, the FDA’s issuance of a “refusal to file” letter or a request for additional information;

●	the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our therapeutic candidates;

●	adverse results from, delays in or termination of clinical trials;

●	unanticipated serious safety concerns related to the use of our therapeutic candidates;

●	lower than expected market acceptance of our therapeutic candidates following approval for commercialization, if approved;

●	changes in financial estimates by us or by any securities analysts who might cover our securities;

●	conditions or trends in our industry;

●	changes in the market valuations of similar companies;

●	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

●	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

●	investors’ general perception of our business prospects or management;

●	recruitment or departure of key personnel;

●	overall performance of the equity markets;

●	trading volume of shares of our Common Stock;

●	disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	proposed changes to healthcare laws in the U.S. or foreign jurisdictions, or speculation regarding such changes;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

The price of shares of our Common Stock has fluctuated substantially.

The price of shares of our Common Stock has fluctuated substantially. Therefore, some investors who have purchased our Common Stock at high prices face the risk of losing a significant portion of their original investment if they have to sell at a time when the price of shares of our Common Stock has declined. In addition, the volatility of our stock price could cause other consequences including causing a short squeeze due to the difference in investment decisions by short sellers of shares of our Common Stock and buy-and-hold decisions of longer investors.

You should consider an investment in our securities to be risky, and you should invest in our securities only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of shares of our Common Stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of shares of our Common Stock by our stockholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of Common Stock;

●	our ability to obtain financings to conduct and complete research and development activities, including, but not limited to, our proposed clinical trials, and other business activities;

●	possible delays in the expected recognition of revenue due to lengthy and sometimes unpredictable sales timelines;

●	the timing and success of introductions of new drugs by our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

●	network outages or security breaches;

●	the lack of market acceptance and sales growth for our therapeutic candidates, if any, that receive marketing approval;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	commencement, enrollment or results of our clinical trials for our therapeutic candidates or any future clinical trials we may conduct;

●	changes in the development status of our therapeutic candidates;

●	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of our planned NDA, PMA and clinical trials;

●	any delay in our submissions for studies or drug approvals or adverse regulatory decisions, including failure to receive regulatory approval for our therapeutic candidates;

●	unanticipated safety concerns related to the use of our therapeutic candidates;

●	failures to meet external expectations or management guidance;

●	changes in our capital structure or dividend policy and future issuances of securities;

●	sales of large blocks of shares of our Common Stock by our stockholders, including, but not limited to, sales by 3i as a result of the conversion of Series A Preferred Stock and upon the exercise of the Exchange Warrant, sales by holders of Inducement Warrants and Existing Warrants which have been registered for resale on registration statements filed with the SEC;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new drugs;

●	reputational issues;

●	competition from existing technologies and drugs or new technologies and drugs that may emerge;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new drugs, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	changes in valuations of similar companies or groups of companies;

●	analyst research reports, recommendations and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of shares of our Common Stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We are subject to penalties if we fail to meet certain conditions of the Certificate of Designations of the Series A Preferred Stock.

We are authorized to issue up to 500,000 shares of preferred stock, 20,000 shares of which have been designated as Series A Preferred Stock. As of March 28, 2024, there are 1,215 shares of Series A Preferred Stock outstanding. We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of shares of our Common Stock might believe to be in their best interests or in which the holders of shares of our Common Stock might receive a premium over the market price of the shares of Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of shares of our Common Stock by restricting dividends on shares of our Common Stock, diluting the voting power of shares of our Common Stock or subordinating the liquidation rights of shares of our Common Stock.

If certain defined “triggering events” defined in the Series A COD occur, such as a failure to convert the Series A Preferred Stock into shares of our Common Stock when a conversion right is exercised, failure to issue shares of our Common Stock when the Exchange Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, then we may be required to pay a dividend on the stated value of each share of Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing.

As a result of these or other factors, the issuance of the Series A Preferred Stock could diminish the rights of holders of shares of our Common Stock, or delay or prevent a change of control of the Company, and could have an adverse impact on the market price of shares of our Common Stock.

Our continued operations are dependent on us raising capital.

We will need to raise additional capital after this offering to support our operations and to execute our business plan. We will be required to pursue sources of additional capital through various means, including debt or equity financings. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us and may cause existing shareholders both book value and ownership dilution. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for shares of our Common Stock to decline.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

As of March 28, 2024, we had (i) 1,215 shares of Series A Preferred Stock outstanding that could be converted into 187,404 shares of Common Stock based upon a conversion price of $7.00 and stated value of $1,080, subject to adjustment; (ii) 12,778 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock at an exercise price of $20.00 per share which were issued in a public offering that closed in April 2023 and July 2023; (iii) 629,423 shares of Common Stock issuable upon exercise of a warrant to purchase shares of our Common Stock at an exercise price of $7.00 per share issued pursuant to a Modification and Exchange Agreement dated April 20, 2023, as amended; (iv) 243,889 shares of Common Stock issuable upon exercise of warrants to purchase shares of our Common Stock at an exercise price of $20.00 per share issued to the September Investors; and (v) $1,540,000 in convertible debt, convertible between $7.00 and $8.95 for total common shares of 197,731. The holder of the Series A Preferred Stock and holders of our warrants and convertible debt may convert, exercise or exchange their securities into shares of our Common Stock, which sales thereof could adversely affect the market price of shares of our Common Stock, and dilute stockholders ownership of shares of our Common Stock.

Because there are no current plans to pay cash dividends on shares of our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur or from restrictions imposed by any preferred stock we may issue in the future. As a result, you may not receive any return on an investment in shares of our Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may incur substantial penalties if we fail to maintain the effectiveness of our registration statement covering the resale of shares of our Common Stock issued to 3i, upon conversion of our Series A Preferred Stock, and the shares of Common Stock issuable upon the exercise of the Inducement Warrants by the September Investors.

Under the terms of the First Amendment to Registration Right Agreement with 3i dated April 20, 2023 (“Amended RRA”) with 3i, if we fail to maintain the effectiveness of the registration statement beyond defined allowable grace periods, we will incur certain registration delay payments equal to 2% of 3i’s investment that has not yet been converted to shares of Common Stock and sold pursuant to the registration statement upon our failure to maintain the effectiveness of the registration statement and every 30 days thereafter. For example, as a result of the Company’s delay in filing its periodic reports with the SEC in 2022, a Triggering Event under Section 5(a)(ii) of the Original Series A COD, occurred on or about April 29, 2022, and that in consideration for the Registration Delay Payments that the Company was obligated to pay under the Amended RRA, and additional amounts the Company was obligated to pay under the Original Series A COD, together with 3i’s legal fees incurred in the preparation of the Forbearance Agreement and Waiver dated April 27, 2022, the Company agreed to pay 3i an aggregate amount of $538,823 which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i. In addition, if we fail to file a registration statement related to the Exchange Shares and Exchange Warrants by a specific date pursuant to the Modification and Exchange Agreement, we will incur registration delay payments equal to 2% of 3i’s investment on the date of the filing failure and each thirty-day period thereafter until the filing failure is cured.

In connection with the Inducement Warrants, we agreed to file a Resale Registration Statement on or before October 15, 2023, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 90 days following the date of the issuance of the Inducement Warrants and to keep the Resale Registration Statements effective at all times until no holder of the Inducement Warrants owns any Inducement Warrants or Inducement Warrant Shares. We also granted liquidated damages to the September Investors in the event of (i) a Public Information Failure or (ii) a Stockholder Approval Failure, and the September Investors are unable to sell their Inducement Warrant Shares. In either event, or both events, we will be required to pay the September Investors an amount in cash equal to 1.5% of the aggregate exercise price of the Inducement Warrants held by the Holder on the day of a Public Information Failure and/or Stockholder Approval Failure and on every 30th day (pro rated for periods totaling less than 30 days) thereafter until the Public Information Failure and Stockholder Approval Failure are cured.

There is no assurance that an active and liquid trading market in shares of our Common Stock will develop.

Even though our shares of Common Stock are listed on Nasdaq, there can be no assurance that any broker will be interested in trading shares of our Common Stock. Therefore, it may be difficult to sell any shares you acquire if you desire or need to sell them. We cannot provide any assurance that an active and liquid trading market in our shares of Common Stock will develop or, if developed, that the market will continue.

Our Certificate of Incorporation and our bylaws, and Delaware law, may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation and our bylaws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 500,000 shares of preferred stock, of which 20,000 shares have been designated as Series A Preferred Stock, of which 1,215 are outstanding as of March 28, 2024, 200,000 shares have been designated as Series B Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”) of which none are issued and outstanding, and 50,000 shares have been designated as Series C Preferred Stock, none of which are issued and outstanding. The remaining preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of shares of our Common Stock, and therefore, reduce the value of shares of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain types of claims that the federal courts do not have exclusive jurisdiction, which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable.

Article Fourteenth of our Certificate of Incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders; (b) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (“DGCL”) or Certificate of Incorporation or our bylaws; or (c) or any action asserting a claim against us that is governed by the internal affairs doctrine. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes against us and our directors, officers and other employees, which may discourage such lawsuits, or may require increased costs to bring a claim. The exclusive forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $7.1 million after deducting the placement agent fees and estimated offering expenses payable by us, assuming the sale of all securities offered hereby at the assumed combined public offering price of $0.3011 per share of our Common Stock and accompanying common warrants based on the closing sale price of our shares of Common Stock on Nasdaq on March 28, 2024, and assuming no sale of any pre-funded warrants and no exercise of the common warrants issued in connection with this offering.

A $0.03 increase (decrease) in the assumed combined public offering price per share and accompanying common warrants would increase (decrease) the net proceeds to us from this offering by approximately $741,000 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the placement agent fee and estimated offering expenses payable by us and assuming no exercise of common warrants or sale of pre-funded warrants.

We intend to use a portion of the net proceeds of this offering towards potential payments under license agreements, continuation of our stenoparib clinical trials, payment of outstanding account payables and accrued liabilities, and working capital and general corporate purposes. The use of proceeds and payments therefrom will depend on the actual amount of the net proceeds we will receive from the offering and will be subject to the discretion of and timing by the Board of Directors.

In addition, 3i may participate in this offering on the same terms and conditions as other purchasers, and we intend to use the 3i Proceeds, if any, to repurchase a portion of the shares of Series A Preferred Stock owned by 3i.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2023:

●	on a pro forma basis giving effect to the following: (i) the issuance of 14,598 shares of common stock pursuant to the conversion of 121 shares of Series A Preferred stock at $8.95 per share; (ii) the issuance of 12,494 shares of common stock pursuant to the conversion of 81 shares of Series A Preferred stock at $7.00 per share; (iii) the issuance of 14,500 shares of common stock at $6.26 per share in payment of a settlement agreement with our former CEO; (iv) the issuance of 135,236 shares of our common stock pursuant to an ATM facility that are on deposit with the Company’s broker who is currently selling them on a daily basis at the market price pursuant to the terms of the ATM facility which facility provides for the sale of up to $3 million in shares of our common stock to be sold at the current market price, less 3% in commission (all ATM sales reflect all share consolidations); and (v) the issuance of convertible debt in the amount of $1.54 million. The convertible debt was received in three tranches on January 18, February 13, and March 14 of $440,000, $440,000, and $660,000 respectively. The three tranches of convertible debt are convertible into 49,151 common shares at $8.95 each; 54,321 common shares at $8.10 each; and 94,259 shares of our common stock at $7.00 each. All convertible debt has a term of one year and accrues interest at 8% per annum based on a 360 day year.

●	on a pro forma as adjusted basis to give effect to the issuance and sale of shares of our Common Stock and pre-funded warrants to purchase up to 26,569,246 shares of our Common Stock in this offering at an assumed combined public offering price of $0.3011 per share of Common Stock and common warrant (the last reported sale price of shares of our Common Stock on Nasdaq on March 28, 2024), less placement agent fees and estimated offering expenses payable by us, for total net proceeds of approximately $7.1 million, assuming no exercise of common warrants and no exercise of pre-funded warrants.

You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Company” and our consolidated financial statements and related notes appearing in our Form 10-K for the year ended December 31, 2023, incorporated by reference to this prospectus.

	As of December 31, 2023
(In thousands, except share data)	Actual (audited)	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
Cash	$166	$1,506	$8,611
Total long-term liabilities	446	446	446
Shareholders’ (deficit) equity
Series A Preferred stock, $0.0001 par value (20,000 shares designated) shares issued and outstanding, actual, pro forma, and pro forma as adjusted: 1,417, 1,215 and 1,215	1,742	1,494	1,494
Common Stock, $0.0001 par value, 750,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding, pro forma and pro forma as adjusted; 294,347, 471,174 and 1,799,636	—	—	3
Additional paid-in capital	90,369	90,609	97,711
Accumulated other comprehensive loss	(411)	(411)	(411)
Accumulated deficit	(94,451)	(94,742)	(94,742)
Total Stockholders’ (deficit) equity	(2,751)	(3,051)	4,054
Total Capitalization	$(2,305)	$(2,605)	$4,500

A $0.03 increase (decrease) in the assumed combined public offering price per share of Common Stock and common warrants of $0.3011, which was the last reported sale price of shares of our Common Stock on Nasdaq on March 28, 2024, would increase (decrease) each of cash, Common Stock and additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $741,000, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the placement agent fee and estimated offering expenses payable by us and assuming no exercise of common warrants or sale of pre-funded warrants.

The table and discussion above is based on 471,174 shares of Common Stock outstanding as of December 31, 2023, and excludes the following:

●	13 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with a weighted-average exercise price $103,615.00 per share;

●	70 shares of common stock reserved for future issuance under the 2021 Plan;

●	629,423 shares of common stock issuable upon exercise of the Exchange Warrant at an exercise price of $7.00 per share, subject to adjustment issued to 3i, subject to adjustment based on the public offering price in this offering;

●	12,778 shares of common stock issuable upon the exercise of common stock warrants issued in the April Offering and July Offering at an exercise price of $20.00 per share;

●	Up to 243,889 shares of common stock issuable upon exercise of the Inducement Warrants at an exercise price of $20.00 per share issued by us to the September Investors in a private placement of the Inducement Warrants, which closed on September 15, 2023, pursuant to the Inducement Letter;

●	Up to 187,404 shares of common stock issuable to 3i upon conversion of 1,215 shares of our Series A Preferred Stock based upon the then conversion price of $7.00 and stated value of $1,080, subject to adjustment.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the combined public offering price per share of our Common Stock and pre-funded warrant and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Our historical net tangible book value as of December 31, 2023, was ($12,622,000), or ($42.88) per share, based on 294,347 shares of our Common Stock outstanding as of that date. Our historical negative net tangible book value is the amount of our total tangible assets less our total liabilities. Historical negative net tangible book value per share represents our historical negative net tangible book value divided by the 294,347 shares of our Common Stock outstanding as of December 31, 2023. After giving effect to (i) the issuance of 14,598 shares of common stock pursuant to the conversion of 121 Series A Preferred stock at $8.95 per share; (ii) the issuance of 12,494 shares of common stock pursuant to the conversion of 81 Series A Preferred stock at $7.00 per common share; (iii) the issuance of 14,500 common shares at $6.26 per share in payment of a settlement agreement with our former CEO; (iv) the issuance of 135,236 common shares pursuant to an ATM term sheet that are on deposit with the Company’s broker who is currently selling them on a daily basis at the market price pursuant to the terms of the ATM facility which facility provides for the sale of up to $3 million in shares of Allarity common stock to be sold at the current market price, less 3% in commission (all ATM sales reflect all share consolidations); and (v) the issuance of convertible debt in the amount of $1.54 million. The convertible debt was received in three tranches on January 18, February 13, and March 14 of $440,000, $440,000, and $660,000 respectively. The three tranches of convertible debt are convertible into 49,151 common shares at $8.95 each; 54,321 common shares at $8.10 each; and 94,259 common shares at $7.00 each. (All convertible debt has a term of one year and accrues interest at 8% per annum based on a 360 day year); our pro forma net tangible book value would have been ($12,922,000), or ($27.42) per share of our Common Stock.

After giving effect to the sale of shares of our Common Stock and common warrants in this offering at an assumed combined public offering price of $0.3011, the closing sale price per share of our Common Stock on March 28, 2024, assuming no sale of the prefunded warrants, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately ($5,817,000), or ($0.22) per share. This represents an immediate increase in pro forma net tangible book value of $27.21 per share to existing stockholders and an immediate dilution of $0.52 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$0.30
Historical negative net tangible book value per share as of December 31, 2023	$(42.88)
Pro forma negative net tangible book value per share as of December 31, 2023	$(0.22)
Increase (decrease) in the net tangible book value per share attributable to this offering	$27.21
Pro forma as adjusted net tangible book value per share after this offering		$(0.22)
Dilution per share to new investors participating in this offering		$0.52

A $0.03 increase (decrease) in the assumed combined public offering price of a share of Common Stock and the accompanying common warrants, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no exercise of any common warrants, and after deducting the estimated placement agent fees and expenses, would increase or decrease our pro forma as adjusted net tangible book value to approximately ($5.08) million or ($0.21) per share and ($6.56) million or ($0.22) per share, respectively, representing an immediate dilution of approximately $0.54 and $0.49 per share, respectively, to new investors purchasing shares of our Common Stock in this offering.

The table and discussion above are based on 471,174 shares of Common Stock outstanding as of December 31, 2024, and excludes the following:

●	13 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with a weighted-average exercise price $103,615.00 per share;

●	70 shares of common stock reserved for future issuance under the 2021 Plan;

●	629,423 shares of common stock issuable upon exercise of the Exchange Warrant at an exercise price of $7.00 per share, subject to adjustment issued to 3i, subject to adjustment based on the public offering price in this offering;

●	12,778 shares of common stock issuable upon the exercise of common stock warrants issued in the April Offering and July Offering at an exercise price of $20.00 per share;

●	Up to 248,889 shares of common stock issuable upon exercise of the Inducement Warrants at an exercise price of $20.00 per share issued by us to the September Investors in a private placement of the Inducement Warrants, which closed on September 15, 2023, pursuant to the Inducement Letter;

●	Up to 187,404 shares of common stock issuable to 3i upon conversion of 1,215 share of our Series A Preferred Stock based upon the then conversion price of $7.00 and stated value of $1,080, subject to adjustment.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options, warrants or other convertible securities having an exercise price per share less than the offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT

Directors and Executive Officers

The following table and text set forth the names and ages of our current directors and executive officers as of April 1, 2024. The number of directors is fixed at five and is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. There are currently four members on our Board of Directors. Our directors receive compensation in the form of cash and equity grant for their services on the Board of Directors.

Name	Age	Positions
Executive Officers
Thomas H. Jensen	45	Chief Executive Officer and Director
Joan Y. Brown	70	Chief Financial Officer and Director of Financial Reporting
Steen Knudsen, Ph.D.	62	Chief Scientific Officer
Non-Employee Directors
Gerald W. McLaughlin(1)	56	Director
Joseph W. Vazzano, CPA(2)	40	Director
Laura Benjamin, Ph.D.(3)	58	Director

(1)	Chair of our board, compensation committee and nominating and corporate governance committee, and member of our audit committee.
(2)	Chair of our audit committee, and member of compensation committee.
(3)	Member of our audit committee, compensation committee and nominating and corporate governance committee.

Executive Officers

Thomas H. Jensen. Mr. Jensen was appointed to our Board of Directors on July 7, 2022, and on December 8, 2023, Mr. Jensen, was appointed by our Board of Directors as Chief Executive Officer. Mr. Jensen was our Senior Vice President, Investor Relations since July 2022, and was previously our Senior Vice President, Information Technology since July 2021, and the Senior Vice President, Information Technology of Allarity Therapeutics A/S, our predecessor, since June 2020. Since January 2006, Mr. Jensen has served as the Chief Technology Officer of the Medical Prognosis Institute. Mr. Jensen previously served as the Chief Technology Officer of our predecessor from 2004 to June 2020. Mr. Jensen co-founded Allarity Therapeutics A/S in 2004. Mr. Jensen also established and currently leads our laboratories in Denmark. Alongside nurturing our global laboratories, Mr. Jensen is instrumental in building our investor relations operations, securing operational financing, and fostering the business growth of Allarity Therapeutics. Amongst Mr. Jensen’s accolades are his inventions of molecular biological guidelines combined with techniques for high quality reproducible RNA extraction and downstream processing. This allows for high resolution analysis of cancer patients’ biopsies. Mr. Jensen’s inventions are an important foundation of the DRP® -Drug Response Prediction platform. Mr. Jensen holds a Bachelor of Science degree in Biology from the Technical University of Denmark and conducted further studies in Biology at the University of Copenhagen. The Company believes that Mr. Jensen is well qualified to serve on our Board of Directors based on the above qualifications and his experience in investor relations, business operations and strong track record with the ongoing development of the Company.

Joan Y. Brown. Ms. Brown has been our Chief Financial Officer since July 2022 and has served as our Director of Financial Reporting since September 21, 2021. From June 2016 to May 2021, Ms. Brown provided financial reporting services as a consultant to various publicly listed and private companies, including as our financial reporting consultant (contract) from September 2020 to April 2021. Ms. Brown’s consulting experience includes public company reporting in accordance with US GAAP and IFRS, SEC correspondence, tax compliance, and audit and operations support. From August 2018 to May 2019, Ms. Brown was a senior manager at MNP, LLP, Chartered Professional Accountants, a chartered accounting firm in Vancouver, B.C., Canada, where she was responsible for auditing Canadian and US publicly listed companies pursuant to the requirements of CPAB and PCAOB, respectively. From November 2014 to May 2016, Ms. Brown was a director of Prudential Supervision for the Financial Institutions Commission (FICOM) in Vancouver, B.C., Canada. Ms. Brown received her degree in Business Administration from Simon Fraser University in 1986, and is a Chartered Accountant in Canada (CPA, CA) (since 1998) and a Registered Certified Public Accountant licensed in the State of Illinois (since 2004).

Steen Knudsen, Ph.D. Mr. Knudsen has been our Chief Scientific Officer since July 2021. Dr. Knudsen is a co-founder of our predecessor Allarity Therapeutics A/S and the inventor of DRP®, the Drug Response Prediction Platform, which is our core technology and companion diagnostics platform, and was the Chief Scientific Officer of Allarity Therapeutics A/S since 2006. Dr. Knudsen is also a former Professor of Systems Biology with extensive expertise in mathematics, bioinformatics, biotechnology, and systems biology. He co-founded our predecessor in 2004 and served as its CEO from 2004 to 2006. Dr. Knudsen also previously served as a member on our predecessor’s Board of Directors from 2016 to 2020. In addition, Dr. Knudsen also currently serves as the Chief Executive Officer of MPI, Inc., our operating subsidiary in the U.S. Dr. Knudsen holds an M.Sc. degree in Engineering from the Technical University of Denmark and a Ph.D. degree in Microbiology from the University of Copenhagen. He received Postdoctoral training in computational biology from Harvard Medical School.

Non-Employee Directors

Gerald W. McLaughlin. Mr. McLaughlin was appointed to the Board of Directors in October 2022 and has been our Chairman since January 2023. Mr. McLaughlin has extensive experience serving as a senior executive and board member in the biopharmaceutical industry, including financings, mergers & acquisitions, licensing, product development, commercialization, lifecycle management, and operations. Mr. McLaughlin is currently the chief executive officer and board member of Life Biosciences LLC, a biotechnology company, since 2021. Previously, Mr. McLaughlin was the President and CEO for Neos Therapeutics, Inc., a commercial stage pharmaceutical company from 2018 to 2021. He also served as president and CEO of AgeneBio, Inc., a clinical-stage biopharmaceutical company developing therapies for neurological and psychiatric diseases from 2014 to 2018. Mr. McLaughlin holds a B.A. in Economics from Dickinson College and an MBA from the Villanova School of Business. Based on the above qualifications and Mr. McLaughlin’s extensive experience in leading operational and executive management roles in the life sciences industry, the Company believes Mr. McLaughlin is well qualified to serve on our Board of Directors.

Joseph W. Vazzano, CPA. Mr. Vazzano joined Abeona Therapeutics, Inc. (Nasdaq: ABEO) as Chief Financial Officer in March 2022. While at Abeona, Mr. Vazzano has secured multiple equity raises including private placements, a registered direct offering, and at the market transactions. Before joining Abeona, Mr. Vazzano worked at Avenue Therapeutics, Inc. (Nasdaq: ATXI) from August 2017 to January 2022, most recently serving as Avenue’s Chief Financial Officer. During his tenure at Avenue, Mr. Vazzano secured multiple equity financings and served in a leadership role for signing a complex, two-stage acquisition of Avenue with future contingent value rights. Previously, Mr. Vazzano served as Assistant Corporate Controller at Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT) from October 2016 to July 2017, where he helped grow the finance and accounting department during the company’s transition from a development-stage company to a fully integrated commercial organization. Prior to Intercept, Mr. Vazzano has held various finance and accounting roles at Pernix Therapeutics, Inc. and NPS Pharmaceuticals. Mr. Vazzano began his career at KPMG, LLP and has a Bachelor of Science degree in Accounting from Lehigh University and is a Certified Public Accountant in the State of New Jersey.

Laura Benjamin, Ph.D. Ms. Benjamin is the Chief Executive Officer and President of BioHybrid Solutions, a private biotechnology company headquartered in Pittsburgh, PA. From 2018 to 2023 she was the founder and Chief Executive Officer of OncXerna Therapeutics, Inc a precision medicine clinical stage oncology company that had clinical programs in ovarian and gastric cancer and developed an RNA based diagnostic built on a machine learning AI platform. Other past roles include Vice President in Oncology at Eli Lilly, where she led cancer discovery and translational discovery teams in New York and Indianapolis from 2009 to 2016, and Associate Professor in the Department of Pathology at Harvard Medical School where she joined the faculty after completion of a postdoctoral fellowship in 1999. Dr. Benjamin received a B.A. in Biology from Barnard College, Columbia University and a Ph.D. in Molecular Biology from the University of Pennsylvania.

Family Relationships and Arrangements

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our executive officers or directors were involved in any legal proceedings described in Item 401(f) of Regulation S-K in the past ten years.

Director Independence

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each of our directors, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board of Directors affirmatively determined that all of our directors, except for Mr. Jensen who is not considered independent because he is our executive officer, is an independent director as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We intend to enter into separate indemnification agreements with our directors and officers. See “Description of Capital Stock—Limitations on Liability and Indemnification Matters.”

EXECUTIVE COMPENSATION

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Overview

The Compensation Committee of our Board of Directors assists in discharging our Board of Directors’ responsibilities regarding the compensation of our executive officers and of our Board of Directors members. The Compensation Committee is currently comprised of the following three non-employee members of our Board of Directors: Mr. McLaughlin, Mr. Vazzano and Dr. Benjamin.

On December 8, 2023, our Board of Directors established an executive committee, with the authority and power to exercise all the full powers and authority of the Board of Directors to the fullest extent permitted by law. This includes acts concerning the management of the business and affairs of the Company and the employment of executive officers. The executive committee is currently comprised of the following members of our Board of Directors: Mr. McLaughlin, Mr. Vazzano, Dr. Benjamin and Mr. Jensen.

2023 Named Executive Officer Compensation

The table below shows the compensation awarded to or paid to or earned by our named executive officers for the years ended December 31, 2023 and 2022. Mr. Cullem was terminated as Chief Executive Officer and all other officer positions with the Company and its subsidiaries on December 8, 2023. Upon his separation with the Company, Mr. Jensen, the Company’s Senior Vice President, Information Technology and director, was appointed to serve as the Company’s Chief Executive Officer and Corporate Secretary.

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to our named executive officers as of December 31, 2023, for services rendered to the Company in all capacities for the fiscal years ended December 31, 2023 and 2022. No option awards were granted to our named executive officers under our 2021 Plan during the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary*	Bonus(1)*	All Other Compensation ($)*		Total*
Thomas H. Jensen(2)	2022	$—	$—	$—		$—
Chief Executive Officer, Corporate Secretary, and Senior Vice President, Investor Relations	2023	$—	$—	$24,720	(3)	$24,720

Joan Y. Brown	2022	$180,000	$—	—		$180,000
Chief Financial Officer, Director of Financial Reporting	2023	$250,000	$—	—		$250,000

Marie Foegh(4)	2022	$340,309	$—	—		$340,309
Former Chief Medical Officer	2023	$365,471	$—	—		$365,471

James G. Cullem,	2022	$343,410	$—	—		$343,410
Former Chief Executive Officer and Former Chief Business Officer(5)	2023	$405,492	$50,000	$68,320	(6)	$523,812

Steen Knudsen	2022	$372,426	$—	—		$372,426
Chief Scientific Officer	2023	$266,215	$—	—		$266,215

*	All compensation amounts are in full numbers and not presented in $1,000’s.

(1)	The bonuses reported in this column for 2023 consist of cash payments and were earned in 2023 and paid in 2023.

(2)	Appointed as Chief Executive Officer and Chief Business Officer in December 2023. Immediately prior to this appointment, Mr. Jensen served as the Company’s Senior Vice President, Investor Relation since 2022.

(3)	Consists of consulting fees paid for the period December 12, 2023 – December 31, 2023.

(4)	On February 28, 2024, Marie Foegh, M.D. was terminated as Chief Medical Officer.

(5)	Mr. Cullem was terminated as Chief Executive Officer and Chief Business Officer on December 8, 2023.

(6)	Consists of wages in lieu of notice and unpaid vacation pay.

Outstanding Equity Awards as of December 31, 2023

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (USD)	Option Expiration Date
Thomas H. Jensen	11/24/2021	96	19	(1)	—	7,271.21	11/23/2026
Chief Executive Officer

Joan Y. Brown	—	—	—		—		—
Chief Financial Officer, Director of Financial Reporting

Marie Foegh
Former Chief Medical Officer	11/24/2021	49	7	(1)	—	7,271.21	11/23/2026

(1)	This option vests as to 25% on November 24, 2021, the grant date, and the remaining 75% vests over 36 months.

Pension Benefits

The Company maintains a 401(k) Plan for its full-time employees in the U.S. The 401(k) Plan allows employees of the Company to contribute up to the Internal Revenue Code prescribed maximum amount. Employees may elect to contribute from 1 to 100 percent of their annual compensation to the 401(k) Plan. The 401(k) Plan includes a 3% safe harbor contribution. Both employee and employer contributions vest immediately upon contribution. During fiscal year ended December 31, 2023, the Company did not make a contribution to the 401(k) Plan.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, nor earn any benefits under, a nonqualified deferred compensation plan during the fiscal year ended December 31, 2023.

Employment Agreements and Arrangements

As of the year ended December 31, 2023, we had an employment or consultancy agreement with each of the following named executive officers, Ms. Foegh and Ms. Brown. The employment or consultancy agreement with each of the following individuals provides for the initial annual base salary as of December 31, 2023, current base salary and bonus set forth below. With the departure of Mr. Cullem, the Board of Directors appointed Mr. Jensen to serve as the Chief Executive Officer of the Company, effective as of December 12, 2023, and a director of the Company. In connection with Mr. Jensen’s new position as Chief Executive Officer, the Company increased his consulting fees to $38,400 per month for an initial period of three months.

Named Executive Officers and Position	Annual Base Salary as of December 31, 2023 ($)*

Thomas H. Jensen, Chief Executive Officer	$460,800
James G. Cullem, Former Chief Executive Officer, Chief Business Officer(2)	$350,000
Joan Y. Brown, Chief Financial Officer(3) and Director of Financial Reporting	$250,000
Marie Foegh, Former Chief Medical Officer	$331,200

*	All compensation amounts are in full numbers and not presented in $1,000’s.

(1)	Appointed Chief Executive Officer on December 12, 2023.

(2)	Appointed Chief Executive Officer on January 1, 2023, and Chief Executive Officer in June 2022 and effective December 8, 2023, terminated.

(3)	Appointed Chief Financial Officer on January 1, 2023, and Chief Financial Officer in June 2022.

Named Executive Officer	Discretionary Annual Bonus for 2022
Marie Foegh, Former Chief Medical Officer	up to 40% of annual base salary
Joan Y. Brown, Chief Financial Officer, Director of Financial Reporting	up to 20% of annual base salary

Material Terms of Consultancy Agreement with Thomas H. Jensen

Effective December 1, 2022, the Company entered into a one year consultancy agreement with Ljungaskog Consulting, A/B, a Swedish limited liability company which is owned and managed by Mr. Jensen, our Chief Executive Officer, in connection with the provision of services including investor relations work, capital markets strategy and other special projects work, as may be assigned by the Company. The Consultancy Agreement is governed by and construed in accordance with Swedish law.

In connection with the appointment of Mr. Jensen as Chief Executive Officer, the Company agreed to pay Mr. Jensen $400 per hour with a minimum of 24 hours per week for the first three months, commencing December 11, 2023. After 3 months, the rate of pay will be adjusted to a rate of pay to be agreed upon or an hourly rate for services provided.

The Company intends to formally memorialize its new arrangement with Mr. Jensen by amending the Consultancy Agreement (the “Amendment”) to (i) clarify the scope of services to be provided by Mr. Jensen, (ii) increase the compensation to be paid to Mr. Jensen and (iii) extend the term of the Consultancy Agreement to December 1, 2024.

Pursuant to the Amendment, Mr. Jensen shall provide the Company with services for at least 24 hours per week from December 2023 to March 2024. During this period, Mr. Jensen shall be compensated at a rate of pay of $400 per hour, excluding VAT. From March 2024 to the termination of the Consultancy Agreement, Mr. Jensen shall only provide services to the Company upon request by the Company. During this period, the rate of pay shall be mutually agreed upon by Mr. Jensen and the Company. If no rate of pay is mutually agreed upon by March 3, 2024, the rate of pay shall be $125 per hour, excluding VAT. All compensation under the Consultancy Agreement shall be made in SEK.

The Consultancy Agreement may be terminated in writing with at least 3 months written notice, provided, however, that if a party is in material breach of any provision of the Consultancy Agreement, the other party shall have the right to terminate the Consultancy Agreement with immediate effect, subject to an opportunity by the breaching party to such breach. In addition, Mr. Jensen has the right to terminate the Consultancy Agreement in writing with immediate effect if the Company suspends payments, enters into liquidation, is petitioned or files for bankruptcy, initiates composition proceedings or is otherwise declared as insolvent. The Consultancy Agreement also includes customary intellectual property, confidentiality and non-competition and non-solicitation obligations under Swedish law.

Material Terms of Employment Agreements

During the fiscal year ended December 31, 2023, with the exception of Mr. Jensen, the Company had employment agreements with the following named executive officers.

On January 12, 2023, upon the approval of the Compensation Committee of the Board, the Company entered into a new separate employment agreement with Mr. Cullem, our former Chief Executive Officer, and Ms. Brown, our Chief Financial Officer, in connection with the additional executive officer positions that they were appointed to in June 2022. These employment agreements with Mr. Cullem and Ms. Brown became retroactively effective as of January 1, 2023, upon the closing of the April Offering and superseded the prior employment agreements.

Unless otherwise indicated, the following material terms of employment agreements applied to all of the following named executive officers. The employment agreements with each of the following named executive officers provide for at-will employment and may be terminated in writing with at least 30 days prior written notice or as otherwise required under applicable law. Under their respective employment agreements, each of the following named executive officers, among other things, are (i) entitled to participate in all of the Company’s employee benefit plans and programs as generally maintained and made available to its executive officers by the Company; (ii) eligible for grants of equity compensation as determined at the sole discretion of by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”); and (iii) entitled to reimbursement of expenses in the course and scope of authorized Company business. In addition, each respective employment agreement also includes customary confidentiality and assignment of intellectual property obligations.

Joan Brown. Pursuant to the terms of Ms. Brown’s employment agreement (the “Brown Employment Agreement”), Ms. Brown can resign with or without Good Reason (as such term is defined in the Brown Employment Agreement). If Ms. Brown is terminated without Cause (as defined in the Brown Employment Agreement) or resigns with Good Reason or is terminated by the Company as a result of a Change-of-Control (as defined in the Brown Employment Agreement), the Company agreed to provide Ms. Brown with severance pay in an amount equal to 5 months’ pay at Ms. Brown’s final base salary rate, payable in the form of salary continuation. Such severance payments are conditioned upon Ms. Brown’s execution and non-revocation of a general release of claims.

Marie Foegh. Ms. Foegh’s employment agreement (the “Foegh Employment Agreement”) can be terminated, in writing with 30 days’ prior written notice, by the Company for or without Cause (as such term is defined in the Foegh Employment Agreement) and Dr. Foegh can resign with or without Good Reason (as such term is defined in the Foegh Employment Agreement). If Dr. Foegh is terminated without Cause or resigns with Good Reason, the Company shall provide Dr. Foegh with severance pay in an amount equal to 6 months’ pay at Dr. Foegh’s final base salary rate, payable in the form of salary continuation. In the event Dr. Foegh’s employment is terminated by the Company as a result of a Change-of-Control (as such term in defined in the Foegh Employment Agreement), the Company shall provide Dr. Foegh with severance pay in the amount equal to 12 months’ pay. Such severance payments are conditioned on Dr. Foegh’s execution and non-revocation of a general release of claims. On February 28, 2024, we terminated the employment of Ms. Foegh, and her last day of employment was February 29, 2024.

Steen Knudsen. Mr. Knudsen’s employment agreement (the “Knudsen Employment Agreement”) is governed by and construed in accordance with Danish law, including the Danish Salaried Employees Act and the Danish Holiday Act. The Knudsen Employment Agreement may be terminated by both parties in accordance with the provisions of the Danish Salaried Employees Act, provided, however, that either party may terminate the employment with 1 months’ notice to the end of a calendar month when the following three conditions have been met: (1) Mr. Knudsen, within a period of 12 consecutive months, has received salary during sick leave for 120 full days inclusive of Sundays and public holidays, (2) notice is served by the Company immediately upon the expiry of the 120 sick leave days, and (3) notice is served while Mr. Knudsen is still sick. In the event of termination of the Knudsen Employment Agreement, Mr. Knudsen’s entitlement to continuing base pay shall be determined by the Danish Salaried Employees Act. In addition, the Knudsen Employment Agreement is subject to restrictive covenants, including non-compensation and non-solicitation provisions. In compensation for assuming the combined restriction clauses, Mr. Knudsen shall receive a monthly payment, during the restrictive period, equaling 60% of Mr. Knudsen’s final base salary, pension, bonus and all other fringe benefits with a tax value, calculated as per the date of resignation. Such compensation includes a lump sum compensation for the first 2 months, payable on the date of resignation. In the event Mr. Knudsen obtains suitable new employment in the period during which the combined restriction clause applies, the compensation shall, as of the 3rd month and up to and including the 6th month after his resignation, be reduced to 24%. The Company may terminate this combined restriction clause at any time, even after Mr. Knudsen’s resignation, at 1 months’ notice to the end of a month, whereupon the Company’s obligation to pay compensation shall cease.

Base Salary

The employment agreements with the following named executive officers provide for annual base salaries as set forth below. Compensation for Mr. Jensen is based on an hourly rate pursuant to his consultancy agreement as summarized above.

Named Executive Officers and Position	Annual Base Salary for the fiscal year ended December 31, 2023 ($)*
Joan Brown, Chief Financial Officer Director of Financial Reporting	$250,000
Marie Foegh, Former Chief Medical Officer	$339,480
Steen Knudsen, Chief Scientific Officer(1)	$281,875

*	All compensation amounts are in full numbers and not presented in $1,000’s.

(1)	Effective September 1, 2023, Mr. Knudsen’s annual base salary was reduced to $140,938 in consideration for 50% reduction in work hours.

Discretionary Bonus

Each named executive officer is eligible to receive a discretionary annual cash bonus (the “Annual Bonus”) representing up to a certain percentage of their base salaries, as follows:

Named Executive Officer	Discretionary Annual Bonus for 2023
Marie Foegh, Former Chief Medical Officer	up to 40% of annual base salary
Joan Brown, Chief Financial Officer, Director of Financial Reporting	up to 40% of annual base salary*
Steen Knudsen, Chief Scientific Officer	up to 40% of annual base salary

*	The Board has the discretion to pay such annual bonus in restricted stock grants in lieu of cash, at the stock FMV on the date of grant no later than March 1st of the grant year.

Other Benefits

Our employees are eligible to participate in various employee benefit plans, including medical, dental, and vision care plans, flexible spending accounts for health and dependent care, life, accidental death and dismemberment, disability, and paid time off. As of January 1, 2023, the Company pays 100% for health, dental and vision care benefits.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We further believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating, and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described below will be an important element of our compensation arrangements for both executive officers and directors.

2021 Equity Incentive Plan

The 2021 Plan became effective on December 20, 2021. It was approved by stockholders in connection with the Recapitalization Share Exchange. The 2021 Plan authorizes the award of stock options, Restricted Stock Awards (“RSAs”), Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”), cash awards, performance awards and stock bonus awards. We initially reserved 1,211,374 shares of our common stock under the 2021 Plan. The number of shares reserved for issuance under the 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our Board of Directors. Our Board of Directors approved an increase of 5% of the outstanding shares of common stock at December 31, 2023, or 14,788 shares, effective as of January 1, 2024. As a result, as of January 1, 2024, there was a total of 64,788 shares of common stock reserved under the 2021 Plan, of which 50,288 are currently available for issuance.

Upon the closing of the Recapitalization Share Exchange and as of December 31, 2021, we had converted compensatory options to purchase ordinary shares of Allarity Therapeutics A/S to options to purchase 1,174,992 shares of our common stock. Except as specifically provided above, following the effective time of our Recapitalization Share Exchange, each converted option continues to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Compensatory Warrant immediately prior to the effective time.

As of December 31, 2023, there was an option to purchase 382 shares of common stock issued and outstanding.

In addition, the following shares will again be available for issuance pursuant to awards granted under our 2021 Plan:

●	shares subject to options or SARs granted under our 2021 Plan that cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;

●	shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;

●	shares subject to awards granted under our 2021 Plan that otherwise terminate without such shares being issued;

●	shares subject to awards granted under our 2021 Plan that are surrendered, cancelled or exchanged for cash or a different award (or combination thereof); and

●	shares subject to awards under our 2021 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

Purpose. The purpose of our 2021 Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.

Administration. Our 2021 Plan is expected to be administered by our Compensation Committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our Board of Directors acting in place of our Compensation Committee. Subject to the terms and conditions of the 2021 Plan, the Compensation Committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2021 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the plan or any award granted thereunder. The 2021 Plan provides that the Board of Directors or Compensation Committee may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our Board of Directors.

Eligibility. Our 2021 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors.

Options. The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of shares of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% of the fair market value of shares of our common stock on the date of grant. Subject to stock splits, dividends, recapitalizations, or similar events, no more than 7,009,980 shares may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan.

Options may vest based on service or achievement of performance conditions. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2021 Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted stock awards. An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an RSA will be determined by the Compensation Committee. Holders of RSAs will have the right to vote and any dividends or stock distributions paid pursuant to unvested RSAs will be accrued and paid when the restrictions on such shares lapse. Unless otherwise determined by the Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares may be forfeited to or repurchased by us.

Stock appreciation rights. A SAR provides for a payment, in cash or shares of our common stock (up to a specified maximum of shares, if determined by our Compensation Committee), to the holder based upon the difference between the fair market value of shares of our common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than 10 years from the date of grant.

Restricted stock units. RSUs represent the right to receive shares of our common stock at a specified date in the future and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs will be made as soon as practicable on a date determined at the time of grant, and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than 10 years from the date of grant.

Performance awards. Performance awards granted pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our common stock that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Stock bonus awards. A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by our Compensation Committee. The awards may be granted as consideration for services already rendered, or at the discretion of the Compensation Committee, may be subject to vesting restrictions based on continued service or performance conditions.

Cash awards. A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.

Dividend equivalents rights. Dividend equivalent rights may be granted at the discretion of our Compensation Committee and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination thereof as determined by our Compensation Committee.

Change of control. Our 2021 Plan provides that, in the event of a corporate transaction, as defined in the 2021 Plan, outstanding awards under our 2021 Plan shall be subject to the agreement evidencing the corporate transaction, any or all outstanding awards may be (a) continued by us, if we are the successor entity; (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent awards (including, but not limited to, a payment in cash or the right to acquire the same consideration paid to the stockholders of the company pursuant to the corporate transaction); (c) substituted by the successor corporation of equivalent awards with substantially the same terms for such outstanding awards; (d) accelerated in full or in part as to the exercisability or vesting; (e) settled in the full value of such outstanding award in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a fair market value equal to the required amount, followed by the cancellation of such awards; or (f) cancelled for no consideration. If applicable, the number and kind of shares and exercise prices of awards being continued, assumed, or substituted shall be adjusted pursuant to the terms of the 2021 Plan.

Adjustment. In the event of a change in the number of outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation reclassification, spin-off or similar change in our capital structure, appropriate proportional adjustments will be made to the number and class of shares reserved for issuance under our 2021 Plan; the exercise prices, number and class of shares subject to outstanding options or SARs; the number and class of shares subject to other outstanding awards; and any applicable maximum award limits with respect to incentive stock options.

Exchange, repricing, and buyout of awards. Our Compensation Committee may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards. Our Compensation Committee may also reduce the exercise price of options or SARs or buy an award previously granted with payment in cash, shares, or other consideration, in each case, subject to the terms of the 2021 Plan.

Director compensation limits. No non-employee director may receive awards under our 2021 Plan with a grant date value that when combined with cash compensation received for his or her service as a director, exceeds $750,000 in a calendar year or $1,000,000 in the calendar year of his or her initial service.

Clawback; transferability. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our Board of Directors (or a committee thereof) or required by law during the term of service of the award holder, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Amendment and termination. Our Board of Directors may amend our 2021 Plan at any time, subject to stockholder approval as may be required. Our 2021 Plan will terminate 10 years from the date our Board of Directors adopts the plan unless it is terminated earlier by our Board of Directors. No termination or amendment of the 2021 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws.

Termination

On December 8, 2023, Mr. Cullem was terminated as our Chief Executive Officer for “cause” under his employment agreement. In addition, Mr. Cullem was also terminated from all other officer positions with us and all other positions with our subsidiaries.

As of March 7, 2024, we entered into a settlement agreement and general release (the “Settlement Agreement”) with Mr. Cullem. Pursuant to the terms and conditions outlined in the Settlement Agreement and in exchange for Mr. Cullem’s commitments therein, including his general release of claims against us, among other considerations, we provided Mr. Cullem with an initial settlement payment totaling $70,000. Furthermore, we issued Mr. Cullem 14,500 settlement shares. Additionally, we are committed to making an installment payment of $179,155, divided equally into 5 monthly payments.

Additionally, Mr. Cullem agreed to act as our consultant and entered into a consulting agreement (the “Consulting Agreement”) with us, effective as of March 7, 2024. For the avoidance of doubt, no additional consideration is being paid to Mr. Cullem under the Consulting Agreement.

On February 29, 2024, we terminated our Chief Medical Officer Marie Foegh, and in accordance with her employment terms, we are obligated and have accrued a liability of $169,740 for six months of severance.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation of non-employee directors for services rendered for the year ended December 31, 2023. Mr. Carchedi, our former Chief Executive Officer, also previously served as our director before his resignation in June 2022, and Mr. Carchedi’s compensation as named executive officer is set forth above under “Summary Compensation Table.” Mr. Jensen, our then Senior Vice President, Investor Relations and director, did not receive any compensation for his services on the Board.

Name	Fees Earned or Paid in Cash $*	Option Awards(1)(2) $*	Total $*
David Roth	$32,867	$—	$32,867
Gerald W. McLaughlin	$107,375	$—	$107,375
Joseph W. Vazzano	$29,167	$—	$29,167
Dr. Laura Benjamin	$27,708	$—	$27,708

*	All compensation amounts are in full numbers and not presented in $1,000’s.

(1)	Amounts reported represent the aggregate grant date fair value of stock options granted to such non-employee directors and have been computed based on a Black Scholes model and excludes the effect of estimated forfeitures. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth below. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the securities underlying such stock options.

No stock options were granted in the year ended December 31, 2023. The fair value of stock options granted in the period ended December 31, 2022, were estimated using the Black-Scholes option pricing model, based on the following assumptions:

December 31, 2023 (unaudited)
Exercise price	$1.10 – 1.28
Share price	$1.10 – 1.28
Risk-free interest	4.36%
Expected dividend yield	(0)%
Contractual life (years)	5.0
Expected volatility	120.22%

(2)	The table below lists the aggregate number of shares subject to option awards outstanding for each of the non-employee directors as of December 31, 2023, and does not reflect the 1-for-20 stock split, which will be effected on April 9, 2024.

Name	Number of Shares Subject to Outstanding Options
Gerald W. McLaughlin	9

Director Compensation

Our non-employee directors are entitled to an annual director fee of $50,000. In addition, a director who serves as a lead independent director or chair or on a committee of the Board of Directors will receive the following additional annual fee:

Position	Annual Chair/Lead Fee	Annual Member Fee
Chairman of the Board of Directors or Lead Independent Director	$30,000	$—
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$8,000	$4,000

Annual fees may be paid in cash or equity at the option of the director. In addition, subject to discretion of the Board of Directors and recommendation of the Compensation Committee, new directors who join the Board of Directors may receive an initial grant of stock options to purchase 23,000 shares of common stock, subject to vesting of 1/36 per month over 36 months following the grant date and with the expiration date of five years from date of grant. This paragraph does not reflect the 1-for-20 stock split which was effected on April 4, 2024.

In connection with the appointment of Mr. McLaughlin, Mr. Vazzano and Dr. Benjamin as independent directors of the Company, each received an annual retainer fee of $50,000, payable in cash. In addition, the Board of Directors granted Mr. McLaughlin options to purchase 1 share of common stock at an exercise price of $30,800 per share, respectively, which options are subject to vesting of 1/36 per month over 36 months following the grant date. The expiration date for the options is five years from date of grant.

Former Executive Officers

Mr. Carchedi, former Chief Executive Officer, and Mr. Knudsen, former Chief Financial Officer, resigned as executive officers of the Company in June 2022. Mr. Cullem, former Chief Executive Officer resigned as executive officer of the Company in December 2023. On February 28, 2024, Marie Foegh, M.D. was terminated as our Chief Medical Officer.

Name and Principal Position	Year	Salary	All Other Compensation ($)		Total*
Steve R. Carchedi,	2022	$281,310	$251,049	(1)	$532,359
Former Chief Executive Officer
Jens E. Knudsen,	2022	$194,013	$139,620	(2)	$333,633
Former Chief Financial Officer
James G. Cullem	2023	$405,492	$118,320	(3)	$523,812
Former Chief Executive Officer
Marie Foegh
Former Chief Medical Officer	2023	$365,471	$-		$365,471

(1)	Consists of consulting fees, and severance payment of $233,549 paid pursuant to a separation agreement.

(2)	Consists of severance payment of $139,620 pursuant to a separation agreement.
(3)	Consists of wages in lieu of notice and unpaid vacation pay.

Separation Agreements

Effective as of June 29, 2022, Mr. Carchedi resigned from all positions in the Company and all positions of its subsidiaries, including his role of Chief Executive Officer and as a director of the Company. Pursuant to the terms set forth in a letter agreement dated June 24, 2022 (the “Carchedi Separation Agreement”), the termination of Mr. Carchedi’s employment and resignation from his positions are effective June 29, 2022 (the “Carchedi Separation Date”). Under the Carchedi Separation Agreement, Mr. Carchedi was entitled to his final pay for wages earned through the Separation Date, plus accrued and unused vacation time. In addition, pursuant to the Carchedi Separation Agreement, the Company agreed to provide Mr. Carchedi with certain payments and benefits comprising of: (i) continued payments of his base salary for a certain time period and (ii) COBRA coverage for a certain number of months (“Carchedi Severance Benefits”). In exchange for the Carchedi Severance Benefits, among other things as set forth in the Carchedi Separation Agreement, Mr. Carchedi agreed to a release of claims in favor of the Company and to certain restrictive covenant obligations, and also reaffirmed his commitment to comply with his existing restrictive covenant obligations. In addition, as of the Carchedi Separation Date, Mr. Carchedi’s unvested options were terminated. Mr. Carchedi was entitled to exercise his vested options for a period of 90 days from the Carchedi Separation Date.

Effective as of June 27, 2022, Mr. J. Knudsen resigned from all positions in the Company, and all positions of its subsidiaries, including his role of Chief Financial Officer of the Company. Pursuant to the terms set forth in a letter agreement dated June 25, 2022 (the “Knudsen Separation Agreement”), the termination of Mr. Knudsen’s employment and resignation from his positions are effective June 27, 2022 (the “Knudsen Separation Date”). Under the Knudsen Separation Agreement, Mr. Knudsen was entitled to his final pay for wages earned through the Separation Date, plus accrued and unused vacation time. In addition, pursuant to the Knudsen Separation Agreement, the Company agreed to provide Mr. Knudsen with certain payments and benefits comprising of: (i) continued payments of his base salary for a certain time period, and (ii) COBRA coverage for a certain number of months (“Knudsen Severance Benefits”). In exchange for the Knudsen Severance Benefits, among other things as set forth in the Knudsen Separation Agreement, Mr. Knudsen agreed to a release of claims in favor of the Company and to certain restrictive covenant obligations, and also reaffirmed his commitment to comply with his existing restrictive covenant obligations. In addition, as of the Knudsen Separation Date, Mr. Knudsen’s unvested options were terminated. Mr. Knudsen was entitled to exercise his vested options for a period of 90 days from the Knudsen Separation Date.

On December 8, 2023, Mr. Cullem was terminated as our Chief Executive Officer for “cause” under his employment agreement. In addition, Mr. Cullem was also terminated from all other officer positions with us and all other positions with our subsidiaries.

As of March 7, 2024, we entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with Mr. Cullem. Pursuant to the terms and conditions outlined in the Settlement Agreement and in exchange for Mr. Cullem’s commitments therein, including his general release of claims against us, among other considerations, we provided Mr. Cullem with an initial settlement payment totaling $70,000 prior to April 1, 2024. Furthermore, we issued Mr. Cullem 14,500 settlement shares prior to April 1, 2024. Additionally, we committed to making an installment payment of $179,155, divided equally into 5 monthly payments.

Additionally, Mr. Cullem agreed to act as our consultant and entered into a consulting agreement (the “Consulting Agreement”) with us, effective as of March 7, 2024. For the avoidance of doubt, no additional consideration is being paid to Mr. Cullem under the Consulting Agreement. Copies of the Settlement Agreement and Consulting Agreement will be included as exhibits to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Parties

The following includes a summary of certain relationships and transactions since January 1, 2022, including related party transactions and any currently proposed transactions, to which we were or are to be a participant, in which (1) the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average of our total assets for the last two completed fiscal years, and (2) any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest other than compensation and other arrangements that are described under the section titled “Executive Compensation.” All share and per share information gives effect to the Share Consolidations.

Transactions with 3i

On April 19, 2023, 3i provided the Company with a loan for $350,000, which was evidenced by a Secured Promissory Note dated April 19, 2023 (the “April Note”), which required a mandatory conversion of the principal into 486 shares of Series A Preferred Stock (“Note Conversion Shares”), subject to and upon the April Offering. Upon the April Offering, on April 21, 2023, the Note Conversion Shares were issued to 3i and the April Note was cancelled.

On April 20, 2023, the Company entered into a certain Modification and Exchange Agreement ( as amended on May 26, 2023 the “Exchange Agreement”) with 3i pursuant to which the parties agreed to, among other things, subject to the April Closing, (i) amend the Certificate of Designations for the Series A Convertible Preferred Stock (the “Amended COD”), which among other things, eliminated the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified in the Amended COD), and provided for the conversion of Series A Preferred Stock into shares of Common Stock at a conversion price of $30.00 which was equal to the price for a share of Common Stock sold in the April Offering, (ii) exchange 50,000 shares of Series C Preferred Stock (the “Series C Shares”) beneficially owned by 3i for 5,577 shares of Series A Preferred Stock (the “Exchange Shares”), (iii) exchange a warrant to purchase shares of common stock issued on December 20, 2021 to 3i (the “Original Warrant”) for a new warrant (the “Exchange Warrant”), which reflected an exercise price of $30.00 (the “New Exercise Price”) and represented a right to acquire 315,085 shares of Common Stock (the “New Warrant Shares”). In addition to the satisfaction or waiver of customary and additional closing conditions set forth in the Exchange Agreement, the transactions contemplated by the Exchange Agreement were subject to (a) the occurrence of the closing of the Offering and (b) the filing of the Amended COD with the Delaware Secretary of State. On April 21, 2023, the closing of the transactions contemplated by the Exchange Agreement occurred and the Exchange Warrant and the Exchange Shares were issued to 3i, and the Original Warrant and the Series C Shares were cancelled. In addition, on April 21, 2023, the Amended COD was filed with the Delaware Secretary of State. Notwithstanding the foregoing changes, all other terms of the Exchange Warrant were substantially the same as the terms of the PIPE Warrant. Under the Exchange Agreement, subject to certain exceptions the Company agreed that so long as any holder of Series A Preferred Stock beneficially owns any shares of Series A Preferred Stock, the Company would not, without the prior written consent of certain holders of Series A Preferred Stock, issue any Series A Preferred Stock. The Company agreed that neither the Company nor any of its subsidiaries would issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” except for the April Offering (any such issuance, offer, sale, grant, disposition or announcement whether occurring during certain restricted period or at any time thereafter).

The Company entered into a Cancellation of Debt Agreement dated April 20, 2023 (the “Cancellation of Debt Agreement”), which became effective as of the April Closing. Upon the April Closing, pursuant to the terms of the Cancellation of Debt Agreement, all of the Company’s outstanding indebtedness under the Notes and the Alternative Conversion Amount (as defined therein) due by the Company to 3i were paid in full. Accordingly, any and all obligations in connection therewith were extinguished without any additional further action on the part of 3i upon payment of $3,348,000 in cash from a portion of the proceeds from the April Offering. In addition, pursuant to such agreement, 1,550 shares of Series A Preferred Stock (the “Redemption Shares”) beneficially owned by 3i were redeemed in full for a purchase price of $1,652,000, which redemption price was paid in cash from the portion of the proceeds from the April Offering. The Company also entered into the First Amendment to the Registration Rights Agreement dated May 20, 2023, which became effective upon the April Closing, to amend certain defined terms under the RRA to include the Exchange Shares, the New Warrant Shares and the Note Conversion Shares.

On June 6, 2023, 3i and the Company entered into the Limited Waiver and Amendment Agreement (“3i Waiver Agreement”) pursuant to which 3i agreed to waive certain rights granted under the PIPE SPA, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of Common Stock in the July Offering (as defined below) if the public offering price of the shares of Common Stock in the July Offering was lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in the July Offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i’s participation were agreed to be used to redeem a portion of shares of Series A Preferred Stock 3i received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the Common Warrants issued in the April Offering (“April 2023 Common Warrants”) to the exercise price of the warrants issued in the July Offering; and (2) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in the July Offering.

On June 29, 2023, the Company entered into a Secured Purchase Agreement with 3i (“June Purchase Agreement”), pursuant to which on June 30, 2023, 3i purchased a promissory note for the principal amount of $350,000 (“3i June Promissory Note”). The terms of the 3i June Promissory Note provided that the outstanding obligations thereunder, including accrued interest, would be paid in full at the Next Financing (as defined therein); provided, however, that if the gross proceeds from the financing were insufficient to settle the payment of the outstanding balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company would instead be obligated to convert all of the unpaid principal balance of the note, together with all accrued interest thereon, into 486 shares of Series A Preferred Stock. In connection with the June Purchase Agreement, the Company and 3i agreed to adjust the then conversion price of the Series A Preferred Stock to the downward adjustment to conversion price. Based on the closing price of the shares of Common Stock on June 28, 2023, the downward adjustment to conversion price was equal to $8.00 per share. In connection therewith, the Company filed the Second Certificate of Amendment to the Series A Convertible Certificate of Designations with the Delaware Secretary of State to reflect the downward adjustment to conversion price.

On July 10, 2023, the Company closed a public offering of 357,223 shares of our Common Stock of the Company, pre-funded warrants to purchase up to 2,087,222 shares of Common Stock (the “July Pre-Funded Warrants”), and common warrants to purchase up to 2,444,445 shares of Common Stock (the “July Common Warrants”) at an effective combined purchase price of $4.50 per share and related common stock purchase warrants (the “July Purchase Price”), for aggregate gross proceeds of approximately $11 million, before deducting placement agent fees and offering expenses payable by the Company. The purchase price of each July Pre-Funded Warrant and July Common Warrant was equal to the July Purchase Price less the $0.001 per share exercise price of each Pre-Funded Warrant. The closing of the offering occurred on July 10, 2023 (the “July Offering”). 3i participated in the July Offering by purchasing 1,031,111 Pre-Funded Warrants and 1,111,111 Common Warrants for a purchase price of $5,000,000.

Upon the closing of the July Offering, the number of shares exercisable under the Exchange Warrant and the exercise price was adjusted to 2,100,565 shares of Common Stock and $4.50 per share, respectively. Subsequently on July 26, 2023, pursuant to Section 2(e) of the Exchange Warrant, due to the event market price on the 16th day after the reverse stock split effected in June 2023, being less than the exercise price of the Exchange Warrant then in effect, the number of shares exercisable under such Exchange Warrant and the exercise price was further adjusted to 3,134,693 shares and $3.0155 per share, respectively.

Pursuant to the 3i Waiver Agreement upon the consummation of the July Offering, the conversion price of the Series A Preferred Stock was reduced to $4.50. On July 10, 2023, the Company filed a Third Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock to effect the change to conversion price.

From the proceeds of the July Offering, on July 10, 2023, the Company redeemed (i) 4,630 shares of Series A Preferred Stock held by 3i, for $5,000,400 in cash, and (ii) the 3i June Promissory Note for $350,886 in cash. Consequently, the 3i June Promissory Note was paid in full on July 10, 2023.

In connection with the Inducement Letter dated September 14, 2023 and the transactions contemplated therein, the Company and 3i entered into a waiver pursuant to which 3i agreed to allow the filing of a resale registration statement relating to the shares relating to the Inducement Letter, which was not otherwise permitted under certain agreements with 3i. In consideration of entering in the waiver, the Company agreed to amend the conversion price of the Series A Preferred Stock to equal $1.00 as soon as practicable. On September 22, 2023, the Company filed the Fourth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $1.00. In addition, as a result of the warrants issued in connection with the Inducement Letter, pursuant to the terms of the Exchange Warrant, in September 2023 the number of shares exercisable and the exercise price of the Exchange Warrant were adjusted to 4,407,221 shares of Common Stock and $1.00 per share, respectively.

On January 18, 2024, we entered into a Securities Purchase Agreement with 3i, pursuant to which we issued and sold 3i a senior convertible promissory notes in an aggregate principal amount of $440,000 due on January 18, 2025 for an aggregate purchase price of $400,000, representing an approximate 10% original issue discount. We agreed to use the net proceeds from the sale of the note for accounts payable and working capital purposes. Unless the transaction documents state otherwise, we may not prepay any portion of the principal amount of the note without 3i’s prior written consent.

On February 13, 2024, the parties entered into a limited waiver agreement (the “Waiver Agreement”) and agreed that the closing can be consummated prior to the 30th calendar day following January 18, 2024. The parties further waive any rights or remedies that they may have under Section 2.3 of the Purchase Agreement, solely in connection with the second closing, including any rights of termination, defaults, amendment, acceleration or cancellation that be triggered under the Purchase Agreement solely as a result of accelerating the second closing. As of the second closing, we issued and sold to 3i a senior convertible promissory note in an aggregate principal amount of $440,000 due on February 13, 2025 for an aggregate purchase price of $400,000, representing an approximately 10% original issue discount. We agreed to use the net proceeds from the sale of the second note for accounts payable and working capital purposes. Unless the transaction documents state otherwise, we may not prepay any portion of the principal amount of the second note without the 3i’s prior written consent.

On March 14, 2024, we issued and sold to 3i a senior convertible promissory note in an aggregate principal amount of $660,000 due on March 14, 2025 for an aggregate purchase price of $600,000, representing an approximately 10% original issue discount. We agreed to use the net proceeds from the sale of the note, among other things, for accounts payable and working capital purposes. Unless the transaction documents state otherwise, we may not prepay any portion of the principal amount of the note without 3i’s prior written consent.

Related Person Transactions Policy

We intend to adopt a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount, as long as we are a SEC smaller reporting company, that exceeds the lesser of (a) $120,000 or (b) 1% of the average of our total assets for the last two completed fiscal years, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including shares of our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board of Directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products;

●	the terms available to or from, as the case may be, unrelated third parties; and

●	our audit committee will approve only those transactions that it determines are fair and in our best interests.

Director Independence

A majority of our Board of Directors are independent directors, see the discussion above under the section “Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of shares of our Common Stock, including shares issuable upon the exercise or conversion of securities that entitle the holders to obtain Common Stock upon exercise or conversion) and our shares of Series A Preferred Stock as of April 4, 2024, by:

●	each person who is known to be the beneficial owner of more than 5% of shares of our Common Stock;

●	each of our current executive officers and each of our current directors; and

●	all of our executive officers and directors as a group.

Under the rules and regulations of the SEC, a person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within sixty (60) days.

The beneficial ownership of shares of our Common Stock is based on 471,174 shares of Common Stock issued and outstanding as of April 4, 2024. There were 1,215 shares of Series A Preferred Stock issued and outstanding as of April 4, 2024.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of Common Stock.

Name of Beneficial Owner(1)	Number of Common Stock Beneficially Owned	Percentage of Class	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Class
5% and Greater Holders:
3i(2)	46,646	9.99%	1,215	100%
Directors and Executive Officers:
Joan Y. Brown	—	—	—	—
Marie Foegh(3)	4	*	—	—
Steen Knudsen(4)	8	*	—	—
Thomas H. Jensen(5)	6	*	—	—
Gerald W. McLaughlin	—	*	—	—
All directors and executive officers as a group (5 individuals)	18	*	—	—

*	Less than one percent (1%).

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Allarity Therapeutics, Inc., 24 School Street, 2nd Floor, Boston, MA 02108.

(2)	As of March 28, 2024, 3i held 1,215 shares of Series A Preferred Stock which represents 100% of the issued and outstanding shares of Series A Preferred Stock and are subject to beneficial ownership limitation of 9.99%, which represents approximately 187,404 shares of Common Stock. Interests excludes shares of Common Stock issuable pursuant to exercise of shares of Series A Preferred Stock and warrants that are subject to the beneficial ownership limitation of 9.99%. The principal business address of the Reporting Persons is 2 Wooster Street, 2nd Floor, New York, NY 10013. 3i’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i., and has sole voting control and investment discretion over securities beneficially owned directly or indirectly by 3i Management, LLC and 3i.

(3)	Interests shown include 1 shares of Common Stock, and 3 shares of Common Stock issuable upon exercise of vested options. On February 28, 2024, Marie Foegh, M.D. was terminated as our Chief Medical Officer.

(4)	Interests shown include 5 shares of Common Stock and 3 shares of Common Stock issuable upon exercise of vested options.

(5)	Interests shown include 3 shares of Common Stock and 5 shares issuable upon exercise of vested options.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of the material terms of our capital stock. We urge you to read the applicable provisions of DGCL and our Certificate of Incorporation and bylaws carefully and in their entirety because they describe your rights as a holder of shares of our capital stock. This description gives effect to the Share Consolidations.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our Certificate of Incorporation authorizes capital stock consisting of 750,000,000 shares of Common Stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share, of which 20,000 shares of preferred stock have been designated Series A Convertible Preferred Stock; 200,000 shares of preferred stock have been designated as Series B Preferred Stock; and 50,000 shares of preferred stock have been designated as Series C Preferred Stock.

On March 24, 2023, we effected a 1-for-35 share consolidation of shares our Common Stock. Subsequently on June 28, 2023, we effected a 1-for-40 share consolidation of shares of our Common Stock. As of April 4, 2024, we effected a 1-for-20 share consolidation of our Common Stock. The par value of shares of our Common Stock remains unchanged.

As of March 28, 2024, we had:

●	471,174 shares of Common Stock issued and outstanding;

●	629,423 shares of Common Stock issuable upon exercise of the Exchange Warrant at an exercise price of $7.00 per share, subject to adjustment based on the public offering price in this offering;

●	12,778 shares of Common Stock upon exercise of warrants to purchase shares of Common Stock at an exercise price of $20.00 per share, issued by us in the April Offering and July Offering;

●	13 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with a weighted-average exercise price of $103,615.00 per share;

●	70 shares of Common Stock available under our 2021 Plan.

●	Up to 243,889 shares of common stock issuable upon exercise of the Inducement Warrants at an exercise price of $20.00 per share issued by us to the September Investors in a private placement of the Inducement Warrants, which closed on September 15, 2023, pursuant to the Inducement Letter;

●	Up to 187,404 shares of common stock issuable to 3i upon conversion of 1,215 shares of our Series A Preferred Stock based upon the then conversion price of $7.00 and stated value of $1,080, subject to adjustment.

●	Up to 197,731 shares of common stock issuable to 3i upon conversion of $1,540,000 in convertible debt based upon a conversion price of $7.00 - $8.95.

●	No shares of Series B Preferred Stock and no shares of Series C Preferred Stock are issued and outstanding.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election or removal of directors, except for any directors who are elected exclusively by the holders of a class of our preferred stock that entitles that class of stock to elect one or more directors. The holders of shares of our Common Stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Common Stock (and the holders of any preferred stock that may then be outstanding, to the extent required by our Certificate of Incorporation, including any certificate of designation with respect to any series of preferred stock) will be entitled to receive pro rata our remaining assets available for distribution, unless holders of a majority of the outstanding shares of Common Stock approve a different treatment of the shares. Holders of shares of our Common Stock do not have preemptive, subscription, redemption or conversion rights. Our shares of Common Stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to shares of our Common Stock. All shares of our Common Stock that will be outstanding at the effective time will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of shares of our Common Stock will be subject to those of the holders of our Series A Preferred Stock and any other shares of preferred stock we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required under the Certificate of Incorporation, or bylaws or Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of ours or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of shares of our Common Stock might believe to be in their best interests or in which the holders of shares of our Common Stock might receive a premium for your shares of Common Stock over the market price of the shares of Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Common Stock by restricting dividends on our shares of Common Stock, diluting the voting power of our shares of Common Stock or subordinating the liquidation rights of our shares of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock.

Series A Convertible Preferred Stock

On December 8, 2021, the Board adopted resolutions to create a series of shares of preferred stock, par value $0.0001, designated as “Series A Convertible Preferred Stock.” On December 14, 2021, we filed the Original Series A COD for 20,000 shares of Series A Preferred Stock. On April 21, 2023, in connection with the transactions contemplated under the Exchange Agreement, the Company filed the Series A COD with the Delaware Secretary of State. The Series A COD eliminated the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified therein) and provided for the conversion of Series A Preferred Stock into shares of Common Stock at an initial conversion price equal to the price for a share of Common Stock sold in the offering, $30.00 per share and based on the stated value of $1,080 per share.

Except to the extent that the holders of at least a majority of the outstanding Series A Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock are junior in rank to all Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company will be subject to the rights, powers, preferences and privileges of the Series A Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company will not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the first anniversary from December 21, 2021. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock will maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation will result inconsistent therewith.

The Series A Preferred Stock has a liquidation preference equal to an amount per Series A Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants, which was sold concurrent with the Series A Preferred Stock) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount of such Series A Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Preferred Stock into shares of Common Stock immediately prior to the date of such payment, and will be entitled to convert into shares of Common Stock at an initial fixed conversion price of $30.00 per share, subject to a beneficial ownership limitation of 9.99%.

If certain defined “triggering events” defined in the Series A COD, as amended and restated, occur, or our failure to convert the Series A Preferred Stock into shares of Common Stock when a conversion right is exercised, failure to issue our shares of Common Stock when the Exchange Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, then we may be required to pay a dividend on the stated value on the Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing.

As a result of the Company’s delay in filing its periodic reports with the SEC in 2022, a “triggering event” under Section 5(a)(ii) of the Original Series A COD occurred on or about April 29, 2022, and because of the delay, the Company was obligated to pay (i) registration delay payments under the RRA, (ii) additional amounts under the Original Series A COD, and (iii) legal fees incurred in the preparation of the Forbearance Agreement and Waiver to 3i in an aggregate amount of $538,823, which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i

On June 6, 2023, 3i and the Company entered into the 3i Waiver Agreement pursuant to which 3i (“3i Waiver Agreement”) agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of Common Stock in the July Offering if the public offering price of the shares of Common Stock in the July Offering is lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in the July Offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i’s participation were agreed to be used to redeem a portion of shares of Series A Preferred Stock 3i received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the April 2023 Common Warrants to the exercise price of the July 2023 Common Warrants; and (2) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in the July Offering.

On June 29, 2023, the Company entered into the June 2023 Purchase Agreement with 3i, pursuant to which on June 30, 2023, 3i purchased the 3i June Promissory Note for the principal amount of $350,000. The terms of the 3i June Promissory Note provides that the outstanding obligations thereunder, including accrued interest, will be paid in full at the Next Financing; provided, however, that if the gross proceeds from the financing are insufficient to settle the payment of the outstanding balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the note, together with all accrued interest thereon, into 486 shares of Series A Preferred Stock. In connection with the Purchase Agreement, the Company and 3i agreed to adjust the then conversion price of the Series A Preferred Stock to the Downward Adjustment to Conversion Price. Based on the closing price of the shares of Common Stock on June 28, 2023, the Downward Adjustment to Conversion Price is equal to $8.00 per share. In connection therewith, the Company filed the Second Certificate of Amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price.

Upon the consummation of the July Offering, pursuant to the 3i Waiver Agreement, the conversion price of the Series A Preferred Stock was further reduced to $4.50. On July 10, 2023, the Company filed the Third Amendment to effect the change to conversion price to $4.50.

Pursuant to the 3i Waiver Agreement upon the consummation of the July Offering, the conversion price of the Series A Preferred Stock was reduced to $4.50. On July 10, 2023, the Company filed a Third Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (“Third Amendment”) to effect the change to conversion price.

From the proceeds of the July Offering, on July 10, 2023, the Company redeemed (i) 4,630 shares of Series A Preferred Stock held by 3i, for $5,000,400 in cash, and (ii) the 3i June Promissory Note for $350,886 in cash. Consequently, the 3i June Promissory Note was paid in full on July 10, 2023.

In connection with the Inducement Letter and the transactions contemplated therein, the Company and 3i entered into the Waiver pursuant to which 3i agreed to allow the filing of the Resale Registration Statement not otherwise permitted under certain agreements with 3i. In consideration of entering in the Waiver, the Company agreed to amend the “Conversion Price” of the Series A Convertible Preferred Stock to equal $1.00 as soon as practicable. On September 22, 2023, the Company filed the Fourth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $1.00. In addition, as a result of the Inducement Warrants, pursuant to the terms of the Exchange Warrant, in September 2023 the number of shares exercisable and the exercise price of the Exchange Warrant were adjusted to 4,407,221 shares (on a 1-for-20 split basis: 220,361 shares at $20.00 per share) of shares of Common Stock and $1.00 per share, respectively.

On January 14, 2024, pursuant to the terms of the January 14, 2024, 3i LP Bridge Loan, the Company modified the conversion price of the 3i Exchange Warrants from $20.00 to $8.95, thereby increasing the number of Exchange Warrants outstanding from 220,361 at December 31, 2023, to 492,317 outstanding at January 14, 2024. Also on January 14, 2024, the conversion price of the outstanding 1,417 shares of Series A Preferred Stock was revised from $20.00 to $8.95. We filed the Fifth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Fifth Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $8.95. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $8.95 per share results in the 1,417 shares being convertible into 170,952 shares of common stock as of January 14, 2024.

On February 8, 2024, 3i converted 121 Series A Preferred Stock at $8.95 per share and received 14,598 shares of our common stock.

On February 13, 2024, the Company modified the conversion price of the 3i Exchange Warrants from $8.95 to $8.10 and thereby increased the number of Exchange Warrants outstanding from 492,317 on January 18, 2024, to 544,101 on February 13, 2024. The Company also agreed to amend the conversion price of the Series A Preferred Stock to equal $8.10 as soon as practicable. We filed the Sixth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Sixth Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $8.10. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $8.10 per share results in the 1,296 shares being convertible into 493,573 shares of common stock.

On March 14, 2024, the Company modified the conversion price of the 3i Exchange Warrants from $8.10 to $7.00 and thereby increased the number of Exchange Warrants outstanding from 544,101 on February 13, 2024 to 629,423 on March 14, 2024. The Company also agreed to amend the conversion price of the Series A Preferred Stock to equal $7.00 as soon as practicable. We filed the Seventh Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Seventh Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $7.00. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $7.00 per share results in the outstanding 1,296 shares being convertible into 570,972 shares of common stock.

On March 26, 2024, 3i converted 81 shares of Series A Preferred Stock at $7.00 per share and received 12,494 shares of our common stock, leaving a balance of 1,215 shares of Series A Preferred Stock which can be converted to 535,286 shares of common stock at $7.00.

Series B Preferred Stock

On November 22, 2022, the Board of Directors established the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On November 22, 2022, we filed a Certificate of Designations setting forth the rights, preferences, privileges, and restrictions for 200,000 shares of Series B Preferred Stock. The holders of Series B Preferred Stock are not entitled to receive dividends of any kind. Each outstanding share of Series B Preferred Stock has 400 votes per share; The Series B Preferred Stock ranks senior to the shares of Common Stock, but junior to the Series A Preferred Stock, as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. The Series B Preferred Stock shall rank senior to the shares of Common Stock, but junior to the Series A Preferred Stock. All shares of Series B Preferred Stock that are not present in person or by proxy through the presence of such holder’s shares of Common Stock or Series A Preferred Stock, in person or by proxy, at any meeting of stockholders held to vote on the proposals relating to the reverse stock split, the Share Increase Proposal and the adjournment proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will be automatically redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder thereof (the “Initial Redemption”). Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Share Increase Proposal at any meeting of stockholders held for the purpose of voting on such proposals. Each share of Series B Preferred Stock redeemed in any Redemption will be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each share of Series B Preferred Stock as of the applicable Redemption Time. Each share of Series B Preferred Stock has 400 votes per share and is entitled to vote with the shares of Common Stock and Series A Preferred Stock, together as a single class, on certain proposals. The power to vote, or not to vote, the shares of Series B Preferred Stock is vested solely and exclusively in the Board of Directors, or its authorized proxy. As of February 3, 2023, all shares of Series B preferred stock have been redeemed, and none are issued and outstanding.

Series C Preferred Stock

On February 24, 2023, the Board of Directors established the Series C Preferred Stock, and we filed a Certificate of Designations of Series C Preferred Stock (the “Series C Certificate of Designations”) setting forth the rights, preferences, privileges, and restrictions for 50,000 shares of Series C Preferred Stock, as amended on February 28, 2023. As a result of transactions pursuant to an April 20, 2023, Modification and Exchange Agreement, as amended on May 26, 2023 (the “Exchange Agreement”), with 3i, there are no shares of Series C Preferred Stock issued and outstanding.

Dividends. Under the terms of the Series C Certificate of Designations, the holders of Series C Preferred Stock will be entitled to receive dividends, based on the stated value of $27.00 per share, at a rate of 5% per annum, which shall accrue and be compounded daily, commencing on the date of first issuance of any Series C Preferred Stock until the date that the Series C Preferred Stock is converted to shares of Common Stock.

Voting Rights. The Series C Certificate of Designations provides that the Series C Preferred Stock will have no voting rights other than the exclusive right to vote with respect to the Share Increase Proposal (as defined in the Series C Certificate of Designations) and the Reverse Stock Split Proposal (as defined in the Series C Certificate of Designations) and shall not be entitled to vote on any other matter except to the extent required under the DGCL, and the right to cast 620 votes per share of Series C Preferred Stock on the Share Increase and Reverse Stock Split Proposals.

Liquidation. In addition, upon any liquidation, dissolution or winding-up of the Company, prior and in preference to the shares of Common Stock, holders of Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 105% of the aggregate stated value of $27.00 per share of all shares of Series C Preferred Stock held by such holder.

Conversion. The conversion price for the Series C Preferred Stock shall initially equal the lower of: (i) $6.37, which is the official closing price of the shares of Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Original Issuance Date; and (ii) the lower of: (x) the official closing price of the shares of Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the shares of Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the Conversion Date or such other date of determination, subject to adjustment herein. In no event shall the Series C Preferred Stock Conversion Price be less than $1.295 (the “Floor Price”). In the event that the Series C Preferred Stock Conversion Price on a Conversion Date would have been less than the applicable Floor Price if not for the immediately preceding sentence, then on any such Conversion Date the Company shall pay the Holder an amount in cash, to be delivered by wire transfer out of funds legally and immediately available therefor pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the shares of Common Stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Series C Preferred Stock Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Series C Preferred Stock Conversion Price without giving effect to clause (x) of such definition.

Redemption. Each holder of Series C Preferred Stock shall have the right to cause the Company to redeem in cash all or part of such holder’s shares of Series C Preferred Stock at a price per share equal to 110% of the stated value of $27.00 per share (i) after the earlier of (1) the receipt of Authorized Stockholder Approval (as defined in the Series C Certificate of Designations) and (2) the date that is 60 days following the original issue date and (ii) before the date that is 365 days after the original issue date. Upon receipt of a written notice to the Company by each holder (each, a “Redemption Notice”) setting forth the number of shares of Series C Preferred Stock that such holder wishes to redeem, the Company shall redeem such shares of Series C Preferred Stock in accordance with the Redemption Notice no later than 5 days after the date on which the Redemption Notice is delivered to the Company.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to shareholders and any other factors our Board of Directors may consider relevant.

On November 22, 2022, the Board of Directors declared a dividend of Series B Preferred Stock to the stockholders of record of shares of Common Stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of Common Stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock.

Pursuant to the terms of the respective Original Series A COD and Series C Certificate of Designations, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022, In year ended December 31, 2023, the Company recorded a deemed dividend of $123,000 on the Series C Preferred Stock and a deemed dividend of $8,392,000 on the Series A Preferred Stock.

We have no current plans to pay cash dividends on shares of our Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Because we will be a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our operating subsidiaries. In addition, our ability to pay dividends may be limited by the agreements governing any indebtedness that we or our subsidiaries incur in the future.

Warrants

There is no established public trading market for the Exchange Warrants, Inducement Warrants and common warrants and we do not expect a market to develop. In addition, we do not intend to apply to list our warrants on any national securities exchange or other trading market.

PIPE Warrant and Exchange Warrant

Concurrently with the issuance of our Series A Preferred Stock, on December 20, 2021, we issued to 3i a PIPE Warrant to purchase 1,443 shares of our Common Stock at an exercise price of $13,868.40 per share. In connection with the Exchange Agreement, on April 21, 2023, the PIPE Warrant was exchanged for the Exchange Warrant with the right to purchase 315,085 shares of our Common Stock at an exercise price of $30.00 per share, subject to adjustment upon closing of the July Offering. Notwithstanding the foregoing changes, all other terms of the Exchange Warrant are substantially the same as the terms of the PIPE Warrant. Under the Exchange Agreement, subject to certain exceptions we agreed that so long as any holder of Series A Preferred Stock beneficially owns any shares of Series A Preferred Stock, the Company will not, without the prior written consent of certain holders of Series A Preferred Stock, issue any Series A Preferred Stock. The Company agreed that neither the Company nor any of its subsidiaries would issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” except for the April Offering (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during certain restricted period or at any time thereafter). On October 13, 2023, 3i granted a waiver to permit this offering.

Upon the closing of the July Offering, the number of shares exercisable under the Exchange Warrant and the exercise price was adjusted to 2,100,565 shares of Common Stock and $4.50 per share, respectively. Subsequently on July 26, 2023, pursuant to Section 2(e) of the Exchange Warrant, due to the event market price on the 16th day after the June Reverse Stock Split being less than the exercise price of the Exchange Warrant then in effect, the number of shares exercisable under such Warrant and the exercise price was further adjusted to 3,134,693 shares and $3.0155 per share, respectively. In addition, as a result of the Inducement Warrants, pursuant to the terms of the Exchange Warrant, in September 2023, the number of shares exercisable and the exercise price of the Exchange Warrant were adjusted to 4,407,221 shares of Common Stock and $1.00 per share, respectively.

The terms of the Exchange Warrant are as follows:

●	The Exchange Warrant has a term of three years and expires on December 20, 2024;

●	The exercise of the Exchange Warrant is subject to a beneficial ownership limitation of 9.99%;

●	The exercise price and the number of shares issuable upon the exercise of the Exchange Warrant are subject to adjustment, as follows:

●	In the event of a stock dividend, stock split or stock combination recapitalization or other similar transaction involving the Company’s shares of Common Stock, the exercise price will be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event;

●	If the Company sells or issues any shares of Common Stock, options, or convertible securities at an exercise price less than a price equal to the Exchange Warrant exercise price in effect immediately prior to such sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to an amount equal to the new issuance price;

●	Simultaneously with any adjustment to the exercise price, the number of shares that may be purchased upon exercise of the Exchange Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise) and;

●	Voluntary adjustment reducing the exercise price for the Company to any amount and for any period deemed appropriate by the Board of Directors of the Company with the prior written consent of the Required Holders.

In the event of either the Company consolidating or merging with or into another entity (the “Fundamental Transaction”), the sale or assignment of substantially all of the Company’s subsidiaries, or a Triggering Event (as defined in the Original Series A COD), the holder is entitled to require the Company to pay the holder an amount in cash equal to the Black-Scholes value of the Exchange Warrant on or prior to the later of the second trading after the date of request for payment and the date of consummation of the Fundamental Transaction; or at any time after the occurrence of the Triggering Event.

Common Warrants Issued in April Offering and July Offering

July 2023 Common Warrants

In connection with the July Offering, the Company issued the July 2023 Common Warrants. Subject to certain ownership limitations, the July 2023 Common Warrants are exercisable immediately from the date of issuance. The July 2023 Common Warrants have an original exercise price of $4.50 per share and expire on the 5 year anniversary of the date of issuance, July 10, 2023, unless otherwise agreed upon by us and holder of the warrant. The exercise price of the July 2023 Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s shares of Common Stock. In the event of a fundamental transaction, as described in the July 2023 Common Warrants, each of the holders of the July 2023 Common Warrants will have the right to exercise its July 2023 Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s shares of Common Stock issuable upon the exercise of its July 2023 Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the July 2023 Common Warrants, each holder of the July 2023 Common Warrants will have the right to require the Company to repurchase the unexercised portion of its July 2023 Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the July 2023 Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its July 2023 Common Warrant for the same consideration paid to the holders of the Company’s shares of Common Stock in the fundamental transaction at the unexercised July 2023 Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering (“April Investors”), we agreed that for a period of 90 days from the close of the April Offering, we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into shares of Common Stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering have agreed to waive that provision and permit the offering of shares of our Common Stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrants to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrants exercise price; and (ii) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in July Offering. Concurrent with the close of the July Offering, the Company entered into an Amended and Restated Common Stock Purchase Warrant to memorialize the repricing of exercise price of the April 2023 Common Warrants to $4.50 and the extension of the termination of the April 2023 Common Warrants to July 10, 2028.

In connection with the Inducement Warrants, the exercise price of the July 2023 Common Warrants was further adjusted to $1.00 per share.

April 2023 Common Warrants

On April 21, 2023, we closed a public offering of 71,734 shares of our Common Stock and 71,734 common stock purchase warrants, each exercisable for one share of Common Stock, at a combined public offering price of $30.00, and 178,267 pre-funded warrants, each exercisable for one share of Common Stock, and 178,267 common stock purchase warrants at a combined public offering price of $30.00 less the $0.001 for the pre-funded warrants, for aggregate gross proceeds of approximately $7.5 million, before deducting placement agents fees and offering expenses payable by the Company, the “April Offering”. Such securities were sold pursuant to a securities purchase agreement with the purchaser signatory thereto or pursuant to the prospectus which was part of an effective registration statement on Form S-1 filed with the SEC. The pre-funded warrants and the common warrants were immediately separable and were issued separately in the April Offering. Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. In addition, we agreed that for a period of 6 month anniversary of the closing date of the April Offering, we would not effect or enter into an agreement to effect any issuance of shares of common stock or Common Stock Equivalents (as defined in the securities purchase agreement) involving a Variable Rate Transaction (the “April Restrictive Provisions”). “Variable Rate Transaction” means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for shares of Common Stock or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering,” whereby we may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

As of the date of this prospectus, there are no pre-funded warrants outstanding from the April Offering. In connection with the April Offering, the Company issued the April 2023 Common Warrants. Subject to certain ownership limitations, the April 2023 Common Warrants were exercisable immediately from the date of issuance. The April 2023 Common Warrants had an exercise price of $34.00 per share and expire on the 5 year anniversary of the date of issuance, April 21, 2023, unless otherwise agreed upon by us and the holder of the warrant. The exercise price of the April 2023 Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s Common Stock. In the event of a fundamental transaction, as described in the April 2023 Common Warrants, each of the holders of the April 2023 Common Warrants will have the right to exercise its April 2023 Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s Common Stock issuable upon the exercise of its April 2023 Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the April 2023 Common Warrants, each holder of the April 2023 Common Warrants will have the right to require the Company to repurchase the unexercised portion of its April 2023 Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the April 2023 Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its April 2023 Common Warrant for the same consideration paid to the holders of the Company’s Common Stock in the fundamental transaction at the unexercised April 2023 Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. In connection with the July Offering, the investors to the securities purchase agreement in the April Offering agreed to waive that provision and permit the offering of our Common Stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in the July Offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (ii) the extension of the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in the July Offering. Concurrent with the close of the July Offering, the Company entered into an Amended and Restated Common Stock Purchase Warrant to memorialize the repricing of exercise price of the April 2023 Common Warrant to $4.50 and the extension of the termination of the April 2023 Common Warrant to July 10, 2028.

In connection with the Inducement Warrants, the exercise price of the April 2023 Common Warrants was further adjusted to $1.00 per share.

General Terms of April 2023 Common Warrants, July 2023 Common Warrants, and Inducement Warrants

The following summary of certain terms and provisions of the April 2023 Common Warrants, July 2023 Warrants and Inducement Warrants (“Warrants”):

Exercisability. The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

Transferability. Subject to applicable laws, Warrants in physical form may be transferred upon surrender of the Warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the respective Warrant, each holder of the Warrants will have the right to require the Company to repurchase the unexercised portion of its Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its Warrant for the same consideration paid to the holders of the Company’s Common Stock in the fundamental transaction at the unexercised Warrant’s fair value using a variant of the Black Scholes option pricing formula.

In September 2023, we entered into the Inducement Letter dated September 14, 2023 with each of Armistice Capital Master Fund Ltd. and Sabby Volatility Warrant Master Fund, Ltd., or the September Investors, who were the holders of Existing Warrants from the April Offering and the July Offering. Pursuant to the Inducement Letter, the September Investors agreed to exercise for cash their respective Existing Warrants to purchase an aggregate of up to 121,944 shares of the Company’s Common Stock, or the Existing Warrant Shares, at an exercise price of $20.00 per share, in consideration for the Company’s agreement to issue a new unregistered common stock purchase warrant to purchase up to a number of shares of Common Stock equal to 200% of the number of Existing Warrant Shares issued, or the Inducement Warrants, pursuant to each Existing Warrant exercise, or the Inducement Warrant Shares, exercisable for 5 years and 6 months from the issue date, at an exercise price of $20.00, subject to adjustment. Upon execution of the Inducement Letter by each of the September Investors, the Company issued the Inducement Warrants to the September Investors pursuant to a private placement. As of December 31, 2023, we received approximately $2.23 million net of placement agent fees and offering expenses.

We also agreed to file a registration statement on Form S-3 (or other appropriate form if we are not then Form S-3 eligible) providing for the resale of the Inducement Warrant Shares issuable upon the exercise of the Inducement Warrants, or the Resale Registration Statement, on or before October 15, 2023, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 90 days following the date of the issuance of the Inducement Warrants and to keep the Resale Registration Statement effective at all times until no holder of the Inducement Warrants owns any Inducement Warrants or Inducement Warrant Shares. The Resale Registration Statement for the resale of up to 243,889 shares of Common Stock was filed with the SEC on October 10, 2023 and declared effective on October 19, 2023.

We also granted liquidated damages to the September Investors in the event that we fail to (i) provide current public information required under Rule 144(c), or a Public Information Failure or (ii) obtain Stockholder Approval, if required, as defined in the letter agreement, or Stockholder Approval Failure, and the September Investors are unable to sell their Inducement Warrant Shares. In either event, or both events, we will be required to pay the September Investors an amount in cash equal to one and 1.5% of the aggregate exercise price of the Inducement Warrants held by the Holder on the day of a Public Information Failure and/or Stockholder Approval Failure and on every 30th day (pro rated for periods totaling less than 30 days) thereafter until the Public Information Failure and Stockholder Approval Failure are cured.

In addition, under the terms of the Inducement Letter and the Securities Purchase Agreement relating to the July Offering, until January 10, 2024, the Company is prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for shares of Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. Any purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Annual Stockholder Meetings

Our bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a reorganization or consolidation we may undertake in the future. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such reorganization or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Anti-Takeover Provisions

Our Certificate of Incorporation and our bylaws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our Common Stock, and therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our shareholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or bylaws or (4) action asserting a claim governed by the internal affairs doctrine or otherwise related to our internal affairs shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, MA 02021.

Exchange Listing

Our shares of Common Stock are currently listed on Nasdaq under the symbol “ALLR.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of Common Stock, common warrants to purchase shares of Common Stock and pre-funded warrants to purchase shares of Common Stock. For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decrease on a one-for-one basis. Each share of Common Stock and pre-funded warrant will be sold together with one Series A Common Warrant and one Series B Common Warrant. The shares of Common Stock and accompanying common warrants are immediately separable and will be issued separately in the offering, and the pre-funded warrants and the accompanying common warrants are immediately separable and will be issued separately in the offering.

We are also registering the shares of our Common Stock issuable from time to time upon exercise of the common warrants and pre-funded warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants and may be transferred separately immediately thereafter.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of Common Stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Stock. No fractional shares of Common Stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of Common Stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the pre-funded warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the pre-funded warrant in cash in an amount equal to a Black Scholes Value as defined in the pre-funded warrant.

Common Warrants

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrants for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price. Each common warrant offered hereby will have an initial exercise price per share equal to 100% of the public offering price of the shares of common stock and accompanying common warrants. The Series A Common Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Series B Common Warrants will be immediately exercisable and will expire on the 2nd anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The common warrants will be issued together with the Common Stock or pre-funded warrant and may be transferred separately immediately thereafter.

Exercisability. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of Common Stock underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the common warrants.

Transferability. Subject to applicable laws, common warrants in physical form may be transferred upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the common warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their common warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the common warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the common warrant in cash in an amount equal to a Black Scholes Value as defined in the common warrant.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement to be entered into between           and us, we will engage            to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best-efforts basis. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered, or any at all. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing.

We will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its accountable legal expenses incurred in connection with this offering in the amount of up to $125,000, as well as non-accountable expenses of up to $25,000, including, but not limited to, IPREO software related expenses, background check(s), tombstones, marketing related expenses and any other expenses incurred by the placement agent in connection with this offering. The placement agency agreement, however, will provide that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(f)(2)(C).

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth below.

	Per Common Stock, Series A Common Warrant and Series B Common Warrant	Per Pre-Funded Warrant, Series A Common Warrant and Series B Common Warrant	Offering
Public offering price	$	$	$
Placement Agent Fees (7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent commission, will be approximately $335,000, all of which are payable by us. This figure includes the placement agent’s out-of-pocket expenses, including, but not limited to, legal fees for the placement agent’s legal counsel, that we have agreed to pay at the closing of the offering, up to $125,000.

3i Participation in this Offering

As of March 28, 2024, 3i, the sole holder of our Series A Preferred Stock and holder of our Exchange Warrants to purchase 629,423 shares of Common Stock, subject to adjustment upon closing of this offering, may participate in this offering on the same terms and conditions as other purchasers. We intend to use a portion of the net proceeds of this offering (other than from 3i). In addition, we intend to use the 3i Proceeds, if any, to repurchase a portion of the outstanding shares of Series A Preferred Stock owned by 3i. See section titled “Use of Proceeds” on page 22 of this prospectus.

Lock-Up Agreements

With the exception of 3i, we and our directors, officers and shareholders who beneficially own 5.0% or more of our outstanding Common Stock have agreed with the placement agent, for a period of 90 days after the closing of this offering, not to offer for sale, issue, sell, contract to sell, pledge grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our Common Stock or any securities convertible into or exchangeable for our Common Stock either owned as of the date of the placement agent agreement or thereafter acquired without the prior written consent of the placement agent, subject to certain exceptions. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The actual combined public offering price of the Common Stock and common warrants, and pre-funded warrants and common warrants, we are offering, and the exercise price of the common warrants that we are offering, will be negotiated between us, the placement agent and the investors in the offering based on the trading price of our Common Stock prior to the offering, among other things, including a to be negotiated discount to the trading price. Other factors considered in determining the combined public offering price of the Common Stock and common warrants, and pre-funded warrants and common warrants, we are offering, as well as the exercise price of the common warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Right of First Refusal and Certain Post-Offering Investments

There is an ongoing right of first refusal in favor of                     , as set forth in that certain placement agency agreement by and between the Company and                      , dated April 19, 2023, which shall remain in place until April 21, 2024. In addition to (and separately from) such ongoing right of first refusal, subject to the closing of this offering and certain conditions to be set forth in the placement agent agreement, for a period of 12 months after the closing of the offering,                      shall have a right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such twelve month period, or any successor to us or any subsidiary of ours, on terms that are the same or more favorable to us comparing to terms offered us by an institution other than                     . If we receive terms from an institution other than                      ,                      will have the first right to match the terms. If                      is unsuccessful in matching said terms, we will not be bound by such right of first refusal and will be allowed to engage the offering institution without any obligations to                     .

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Trading Market and Symbol

Our Common Stock is listed on Nasdaq under the symbol “ALLR.” The pre-funded warrants and common warrants are not and will not be listed on an exchange and there will be no public market for the pre-funded warrants nor common warrants.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

LEGAL MATTERS

The validity of securities offered hereby will be passed upon for us by Venable LLP, New York, New York. , New York, New York is acting as counsel to the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Allarity Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the years ended December 31, 2023, and 2022, have been incorporated by reference herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock, pre-funded warrants, and common warrants and the shares of Common Stock issuable upon exercise of the pre-funded warrants and common stock purchase warrants offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at website of the SEC referred to above.

We also maintain a website at www.allarity.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the Company address provided below in section titled “Incorporation of Certain Information By Reference.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024;

●	Current Reports on Form 8-K, filed with the SEC on April 4, 2024, March 20, 2024, March 15, 2024, March 4, 2024, March 1, 2024, February 14, 2024, February 1, 2024, January 25, 2024, and January 19, 2024;

●	The description of our shares of Common Stock contained in Exhibit 4(vi) to our Annual Report on Form 10-K filed with the SEC on March 13, 2023, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC), are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to:

Allarity Therapeutics, Inc.

24 School Street, 2nd Floor

Boston, MA 02108

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to 26,569,246 Shares of Common Stock

Up to 26,569,246 Series A Common Warrants to purchase up to 26,569,246 Shares of Common Stock

Up to 26,569,246 Series B Common Warrants to purchase up to 26,569,246 Shares of Common Stock

Up to 26,569,246 Pre-Funded Warrants to purchase up to 26,569,246 Shares of Common Stock

Up to 53,138,492 Shares of Common Stock Issuable Upon Exercise of Series A and Series B Common Warrants

Up to 26,569,246 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

ALLARITY THERAPEUTICS, INC.

Preliminary Prospectus

Sole Placement Agent

[          ]

             , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than placement agent fees, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration and FINRA filing fees.

Amount
SEC registration fee	$2,952
FINRA filing fee	5,000
Accountants’ fees and expenses	55,000
Legal fees and expenses	250,000
Transfer agent and registrar fees	10,000
Printing fees	5,000
Miscellaneous fees and expenses	7,048
Total Expense	$335,000

Item 14. Indemnification of Directors and Officers.

Delaware law, our certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws, as amended (the “Bylaws”) provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Certificate of Incorporation limits a director’s liability to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock purchase or redemption pursuant to the provisions of Section 174 of the DGCL; and

●	for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we intend to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We anticipate maintaining a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

All share and per share information presented in this Part II, Item 15 gives effect to the Share Consolidations.

On January 14, 2024, we entered into a securities purchase agreement with 3i, pursuant to which we issued and sold 3i a senior convertible promissory notes in an aggregate principal amount of $440,000 due on January 18, 2025 (the “January Note”) for an aggregate purchase price of $400,000, representing an approximate 10% original issue discount. On January 14, 2024, pursuant to the terms of the January 14, 2024, 3i LP Bridge Loan, the Company modified the conversion price of the 3i Exchange Warrants from $20.00 to $8.95, thereby increasing the number of Exchange Warrants outstanding from 220,361 at December 31, 2023, to 492,317 outstanding at January 14, 2024. Also on January 14, 2024, the conversion price of the outstanding 1,417 shares of Series A Preferred Stock was revised from $20.00 to $8.95. We filed the Fifth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Fifth Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $8.95. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $8.95 per share results in the 1,417 shares being convertible into 170,952 shares of common stock as of January 14, 2024.

On February 8, 2024, 3i converted 121 Series A Preferred Stock at $8.95 per share and received 14,598 shares of our common stock.

On February 13, 2024, we issued and sold to 3i a senior convertible promissory note in an aggregate principal amount of $440,000 due on February 13, 2025 (the “February Note”) for an aggregate purchase price of $400,000, representing an approximately 10% original issue discount. On February 13, 2024, the Company modified the conversion price of the 3i Exchange Warrants from $8.95 to $8.10 and thereby increased the number of Exchange Warrants outstanding from 492,317 on January 18, 2024, to 544,101 on February 13, 2024. We filed the Sixth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Sixth Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $8.10. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $8.10 per share results in the 1,296 shares being convertible into 493,573 shares of common stock.

On March 14, 2024, we issued and sold to 3i a senior convertible promissory note in an aggregate principal amount of $660,000 due on March 14, 2025 (the “March Note”) for an aggregate purchase price of $600,000, representing an approximately 10% original issue discount. On March 14, 2024, the Company modified the conversion price of the 3i Exchange Warrants from $8.10 to $7.00 and thereby increased the number of Exchange Warrants outstanding from 544,101 on February 13, 2024 to 629,423 on March 14, 2024. We filed the Seventh Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Seventh Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $7.00. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $7.00 per share results in the outstanding 1,296 shares being convertible into 570,972 shares of common stock.

On March 26, 2024, 3i converted 81 shares of Series A Preferred Stock at $7.00 per share and received 12,494 shares of our common stock, leaving a balance of 1,215 shares of Series A Preferred Stock which can be converted to 535,286 shares of common stock at $7.00.

On March 26, 2024, we issued 14,500 shares of common stock, at a value of $90,770, to our former CEO Mr. James Cullem in partial satisfaction of the terms of his settlement agreement.

The offers, sales, and issuances of the 3i June Promissory Note, the Repayment Shares and common shares issuable upon conversion of the Repayment Shares, and options to Mr. McLaughlin, and Ms. Brown; and Series A Preferred Stock and PIPE Warrant, 3i Promissory Notes, Series C Preferred Stock, the April Note, the Note Conversion Shares to 3i, the Inducement Warrants, the Inducement Warrant Shares, the January Note, the February Note and the March Note were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. The conversions of Series A Preferred Stock into shares of Common Stock, and the issuance of the Exchange Shares and Exchange Warrant were exempt from registration pursuant to Section 3(a)(9).

Item 16. Exhibits and Financial Statement Schedules.

Form

The exhibits listed below are filed as part of this registration statement:

Exhibit No.	Description
1.1***	Form of Placement Agency Agreement
2.1(e)	Amended and Restated Plan of Reorganization and Asset Purchase Agreement by and among Allarity Therapeutics, Inc. a Delaware corporation, Allarity Acquisition Subsidiary, a Delaware corporation and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark, dated as of September 23, 2021
3.1(a)	Certificate of Incorporation of Allarity Therapeutics, Inc.
3.2(b)	Certificate of Amendment to the Certificate of Incorporation of Allarity Therapeutics, Inc.
3.3(c)	Amended and Restated Bylaws of Allarity Therapeutics, Inc.
3.4(m)	Amendment No. 1 to Amended and Restated Bylaws of Allarity Therapeutics, Inc.
3.5(g)	Certificate of Designations of Allarity Therapeutics, Inc. relating to the Series A Convertible Preferred Stock
3.6(q)	Amendment to Certificate of Designation of the Series A Convertible Preferred Stock
3.7(q)	Certificate of Designation of the Series B Preferred Stock
3.8(s)	Certificate of Designation of the Series C Preferred Stock
3.9(s)	Certificate of Amendment to Certificate of Designation of Series C Preferred Stock
3.10(u)	Second Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc.
3.11(v)	Third Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc.
3.12(aa)	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Allarity Therapeutics, Inc.
3.13(bb)	First Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock
3.14(cc)	Fourth Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc.
3.15(dd)	Second Amendment to Certificate of Designation (Series A Preferred Stock)
3.16(ff)	Third Certificate of Amendment to Certificate of Designation (Series A Preferred Stock)
3.17(hh)	Fourth Certificate of Amendment (Series A Preferred Stock)
4.1(b)	Specimen Common Stock Certificate of Allarity Therapeutics, Inc.
4.2(aa)	Warrant to Purchase Common Stock (3i, LP)
4.3(aa)	Form of Pre-Funded Warrant (April 2023)
4.4(aa)	Form of Common Warrant (April 2023)
4.5(aa)	Modification and Exchange Warrant
4.6(ee)	Form of Pre-Funded Warrant (July 2023)
4.7(ee)	Form of Common Warrant (July 2023)
4.8(ff)	Form of Amended and Restated Common Stock Purchase Warrant (July 2023)
4.9(gg)	Form of New Warrant
4.10**	Form of Pre-Funded Warrant
4.11**	Form of Series A Common Warrant
4.12**	Form of Series B Common Warrant
5.1***	Opinion of Venable LLP
10.1#(e)	Allarity Therapeutics, Inc. 2021 Equity Incentive Plan
10.2†(a)	Exclusive License Agreement between Oncology Venture A/S and Smerud Medical Research International As Dated as of June 26, 2020
10.3†(a)	Amended and Restated License Agreement between Allarity Therapeutics A/S and LiPlasome Pharma ApS, dated January 2021
10.4†(a)	Exclusive License Agreement between Oncology Venture, APS and 2-BBB Medicines BV, dated as of March 27, 2017
10.5†(c)	Development, Option and License Agreement between Oncology Venture ApS and R-Pharm US Operating LLC, dated March 1, 2019

Exhibit No.	Description
10.6†(c)	Exclusive License Agreement between Oncology Venture, ApS and Eisai, Inc., dated as of July 6, 2017
10.7†(c)	License Agreement between Novartis Pharma Ag and Oncology Venture, ApS, dated April 6, 2018
10.8+(a)	Securities Purchase Agreement dated May 20, 2021 between Allarity Therapeutics, Inc. and 3i, LP
10.9(a)	Registration Rights Agreement dated May 20, 2021 between Allarity Therapeutics, Inc. and 3i, LP
10.10†(a)	Asset Purchase Agreement dated July 23, 2021 between Allarity Therapeutics A/S and Lantern Pharma Inc.
10.11(c)	First Amendment to the Exclusive License Agreement between Eisai and Allarity Therapeutics A/S dated December 20, 2020.
10.12(d)	Second Amendment to Exclusive License Agreement between Oncology Venture, ApS and Eisai, Inc. dated as of August 3, 2021.
10.13#(f)	Employment Agreement by and between Allarity Therapeutics, Inc. and James G. Cullem
10.14#(f)	Employment Agreement by and between Allarity Therapeutics, Inc. and Marie Foegh, M.D.
10.15(h)	Asset Purchase Agreement between Allarity Therapeutics, Inc. and Allarity Therapeutics A/S dated December 17, 2021
10.16(k)	Assignment and Assumption Agreement between Allarity Therapeutics, Inc. and Allarity A/S
10.17†(k)	Exclusive License Agreement with Oncoheroes Bioscience, Inc. dated January 2, 2022 (Stenoparib)
10.18†(k)	Exclusive License Agreement with Oncoheroes Bioscience, Inc. dated January 2, 2022 (Dovitnib)
10.19†(k)	Amended and Restated License Agreement among Allarity Therapeutics Europe ApS, LiPlasome Pharma ApS, and Chosa ApS dated March 28, 2022
10.20†(k)	Support Agreement between Allarity Therapeutics A/S and LiPlasome Pharma ApS, dated March 28, 2022
10.21(i)	First Amendment to License Agreement between Novartis Pharma Ag and Allarity Therapeutics Europe ApS
10.22(i)	Convertible Promissory Note
10.23(j)	Forbearance Agreement and Waiver
10.24(l)	First Amendment to Forbearance and Waiver
10.25†#(o)	Separation Agreement with Steve Carchedi
10.26†#(o)	Separation Agreement with Jens Knudsen
10.27(o)	Second Amendment to Development Option & License Agreement
10.28†(p)	Second Amendment to License Agreement with Novartis Pharma AG
10.29(q)	Secured Note Purchase Agreement
10.30(q)	Form of Secured Promissory Note
10.31(q)	Security Agreement
10.32#(r)	Employment Agreement with James G. Cullem
10.33#(r)	Employment Agreement with Joan Brown
10.34(t)	Letter Agreement with 3i, LP dated December 8, 2022
10.35(t)	Letter Agreement with 3i, LP dated January 23, 2023
10.36(s)	Form of Securities Purchase Agreement Series C Preferred Stock
10.37(s)	Form of Registration Rights Agreement
10.38(s)	Limited Waiver Agreement
10.39(aa)	Form of Securities Purchase Agreement (April Offering)
10.40(y)	Form of Lock- Up Agreement (April Offering)
10.41(z)	First Amendment to Secured Note Purchase Agreement
10.42(z)	First Amendment to Security Agreement
10.43(z)	Form of Secured Promissory Note (2023)
10.44(aa)	Secured Promissory Note
10.45(aa)	Modification and Exchange Agreement
10.46(aa)	Cancellation of Debt Agreement
10.47(aa)	First Amendment to Registration Rights Agreement
10.48(aa)	Limited Waiver Agreement
10.49(bb)	Amendment to Modification and Exchange Agreement
10.50(ee)	Form of Securities Purchase Agreement
10.51(bb)	Fourth Amendment to the Exclusive License Agreement with Eisai, Inc.
10.52(ee)	Third Amendment to the Exclusive License Agreement with Eisai, Inc.
10.53(ee)	Form of Limited Waiver and Amendment Agreement

Exhibit No.	Description
10.54(ee)	3i, LP – Limited Waiver and Amendment Agreement
10.55(dd)	June 2023 Secured Note Purchase Agreement
10.56(dd)	Security Agreement
10.57(dd)	Secured Promissory Note
10.58(ee)	Form of Lock-Up Agreement
10.59(gg)	Form of Inducement Letter
10.60(gg)	Limited Waiver between the Company and 3i, LP
10.61***	Form of Securities Purchase Agreement
10.62***	Form of Lock Up Agreement
10.63#(jj)	Employment Agreement (Steen Knudsen)
10.64(kk)	Securities Purchase Agreement, dated as of January 18, 2024, by and between the Company and the Purchaser listed on the signature page attached thereto
10.65(ll)	Amendment to Securities Purchase Agreement, dated as of January 25, 2024, by and between the Company and the Purchaser listed on the signature page attached thereto
10.66(mm)	Limited Waiver Agreement, dated as of February 13, 2024, by and between the Company and the Purchaser listed on the signature page attached thereto
10.67(nn)	Amendment to Senior Convertible Notes
10.68***	Settlement Agreement (James G. Cullem)
10.69***	Consulting Agreement (James G. Cullem)
16.1(n)	Letter from Marcum, LLP dated August 23, 2022, regarding Change in Independent Registered Public Accounting Firm
21.1(jj)	Subsidiaries of the Registrant
23.1*	Consent of Wolf & Company, P.C.
23.2***	Consent of Venable LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page)
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)
107**	Calculation of Filing Fee Table

(a)	Incorporated by reference from the Registration Statement on Form S-4 filed with the SEC on August 20, 2021.
(b)	Incorporated by reference from Amendment No. 1 to Registration Statement on Form S-4 refiled with the SEC on October 20, 2021.
(c)	Incorporated by reference from Amendment No. 2 to Registration Statement on Form S-4 refiled with the SEC on October 20, 2021.
(d)	Incorporated by reference from Amendment No. 4 to Registration Statement on Form S-4 filed with the SEC on November 2, 2021.
(e)	Incorporated by reference from Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on December 6, 2021.
(f)	Incorporated by reference from Form 8-K filed with the SEC on December 10, 2021.
(g)	Incorporated by reference from Form 8-K filed with the SEC on December 20, 2021.
(h)	Incorporated by reference from Form 8-K filed with the SEC on December 22, 2021.
(i)	Incorporated by reference from Form 8-K filed with the SEC on April 18, 2022.
(j)	Incorporated by reference from Form 8-K filed with the SEC on May 6, 2022.
(k)	Incorporate by reference from Form 10-K filed with the SEC on May 17, 2022.
(l)	Incorporated by reference from Form 8-K filed with the SEC on June 10, 2022.
(m)	Incorporated by reference from Form 8-K filed with the SEC on July 11, 2022.
(n)	Incorporated by reference from Form 8-K filed with the SEC on August 12, 2022, as amended on August 24, 2022.
(o)	Incorporated by reference from Form 10-Q filed with the SEC on October 7, 2022.
(p)	Incorporated by reference from Form 8-K filed with the SEC on September 30, 2022.
(q)	Incorporated by reference from Form 8-K filed with the SEC on November 25, 2022.
(r)	Incorporated by reference from Form 8-K filed with the SEC on January 19, 2023.
(s)	Incorporated by reference from Form 8-K filed with the SEC on February 28, 2023.
(t)	Incorporated by reference from Form 10-K filed with the SEC on March 13, 2023.
(u)	Incorporated by reference from Form 8-K filed with the SEC on March 20, 2023.
(v)	Incorporated by reference from Form 8-K filed with the SEC on March 24, 2023.
(x)	Incorporated by reference from Form S-1 filed with the SEC on March 14, 2023.
(y)	Incorporated by reference from Form S-1 filed with the SEC on March 28, 2023.
(z)	Incorporated by reference from Form 8-K filed with the SEC on April 12, 2023.

(aa)	Incorporated by reference from Form 8-K filed with the SEC on April 25, 2023.
(bb)	Incorporated by reference from Form 8-K filed with the SEC on June 1, 2023.
(cc)	Incorporated by reference from Form 8-K filed with the SEC on June 28, 2023.
(dd)	Incorporated by reference from Form 8-K filed with the SEC on June, 30, 2023.
(ee)	Incorporated by reference from Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on June 30, 2023.
(ff)	Incorporated by reference from Form 8-K filed with the SEC on July 11, 2023.
(gg)	Incorporated by reference from Form 8-K filed with the SEC on September 15, 2023.
(hh)	Incorporated by reference to the Company’s Form 8-K filed on September 27, 2023.
(ii)	Incorporated by reference to the Company’s Form S-1 filed on October 30, 2023.
(jj)	Incorporated by reference to the Company’s Form 10-K filed on March 8, 2024.
(kk)	Incorporated by reference Form 8-K filed with the SEC on January 19, 2024.
(ll)	Incorporated by reference Form 8-K filed with the SEC on January 25, 2024.
(mm)	Incorporated by reference Form 8-K filed with the SEC on February 14, 2024.
(nn)	Incorporated by reference Form 8-K filed with the SEC on March 1, 2024.

†	Certain portions of this exhibit were be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.
*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
#	Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.	That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on April 5, 2024.

ALLARITY THERAPEUTICS, INC.

By:	/s/ Thomas H. Jensen
Name:	Thomas H. Jensen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas H. Jensen	Chief Executive Officer and Director	April 5, 2024
Thomas H. Jensen	(Principal Executive Officer)

/s/ Joan Y. Brown	Chief Financial Officer	April 5, 2024
Joan Y. Brown	(Principal Financial and Accounting Officer)

*	Chairman of the Board	April 5, 2024
Gerald W. McLaughlin

*	Director	April 5, 2024
Laura Benjamin

*	Director	April 5, 2024
Joseph W. Vazzano

By:	* /s/ Joan Y. Brown
Attorney-in-Fact